SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials Pursuant to Rule 14a-12

EQUITY ONE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials:

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(4)	Date Filed:

1600 N.E. Miami Gardens Drive

North Miami Beach, Florida 33179

(305) 947-1664

March 29, 2013

Dear stockholder:

The board of directors and officers of Equity One, Inc., a Maryland corporation, join us in extending to you a cordial invitation to attend the 2013 annual meeting of our stockholders. This meeting will be held on Thursday, May 9, 2013, at 11:30 a.m., local time, at the offices of Reed Smith LLP located at 599 Lexington Avenue, 22nd Floor, New York, New York 10022.

As permitted by the rules of the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or E-proxy notice, on or about March 29, 2013 to our stockholders of record as of the close of business on March 5, 2013. The E-proxy notice contains instructions for your use of this process, including how to access our proxy statement and annual report and how to authorize your proxy to vote online. In addition, the E-proxy notice contains instructions on how you may receive a paper copy of the proxy statement and annual report or elect to receive your proxy statement and annual report over the Internet.

If you are unable to attend the annual meeting in person, it is very important that your shares be represented and voted at the meeting. You may authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. If you authorize your proxy to vote your shares over the Internet, return your proxy card by mail or vote by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

We look forward to seeing you on May 9, 2013.

Sincerely,

CHAIM KATZMAN	JEFFREY S. OLSON
Chairman of the Board	Chief Executive Officer

EQUITY ONE, INC.

1600 N.E. Miami Gardens Drive

North Miami Beach, Florida 33179

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 9, 2013

To our stockholders:

You are cordially invited to attend the 2013 annual meeting of the stockholders of Equity One, Inc., a Maryland corporation, which will be held at the offices of Reed Smith LLP located at 599 Lexington Avenue, 22nd Floor, New York, New York 10022, on Thursday, May 9, 2013 at 11:30 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:

1.

The election of James S. Cassel, Cynthia R. Cohen, David Fischel, Neil Flanzraich, Chaim Katzman, Peter Linneman, Galia Maor, Jeffrey S. Olson and Dori Segal as directors, each to hold office until our 2014 annual meeting of stockholders and until his or her successor has been duly elected and qualifies;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2013 fiscal year;

3.	The approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and

4.	The transaction of such other business as may properly come before the annual meeting, including any postponements or adjournments of the meeting.

If you own shares of our common stock as of the close of business on March 5, 2013, you can vote those shares by proxy or at the meeting.

Whether or not you plan to attend the meeting in person, please authorize your proxy to vote your shares over the Internet, as described in the Notice of Internet Availability of Proxy Materials, or E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Stockholders who authorize a proxy to vote over the Internet, who return proxy cards by mail or vote by telephone prior to the meeting may nevertheless attend the meeting, revoke their proxies and vote their shares in person.

By Order of the Board of Directors

AARON M. KITLOWSKI
Vice President, General Counsel and Secretary

North Miami Beach, Florida

March 29, 2013

(i)

(ii)

2013 ANNUAL MEETING

OF

STOCKHOLDERS OF EQUITY ONE, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?

A:

Our board of directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at the offices of Reed Smith LLP, 599 Lexington Avenue, 22nd Floor, New York, New York 10022 on Thursday, May 9, 2013, at 11:30 a.m., local time. Pursuant to the rules of the Securities and Exchange Commission, or SEC, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which we refer to as the “E-proxy notice,” on or about March 29, 2013 to our stockholders of record as of the close of business on March 5, 2013. The E-proxy notice and this proxy statement summarize the information that you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:	When was the E-proxy notice mailed?

A:	The E-proxy notice was mailed to stockholders beginning on or about March 29, 2013.

Q:	Who is entitled to vote?

A:	All stockholders of record as of the close of business on March 5, 2013, the record date, are entitled to vote at the annual meeting.

Q:	How many votes do I have?

A:

Each share of our common stock outstanding on the record date is entitled to one vote on each item submitted to you for consideration. Our stockholders do not have the right to cumulate their votes for directors.

Q:	What is the quorum for the meeting?

A:	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 118,124,662 shares of common stock were issued and outstanding, which number excludes 800,000 shares of unvested restricted stock held by three of our named executive officers, which shares are not entitled to vote. If less than a majority of votes entitled to be cast are represented at the annual meeting, the chairman of the meeting or a majority of the shares so represented may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 5, 2013. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:	How do I vote?

A:

Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Authorizing your proxy over the Internet, by mailing a proxy card or by telephone will not limit your right to attend the annual meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions. If you fail to provide instructions on a proxy properly submitted via the Internet, mail or telephone, your proxy will vote to elect (FOR) the director nominees listed in “Proposal 1 – Election of Directors,” in favor of (FOR) “Proposal 2 – Ratification of the Appointment of Independent Registered Certified Public Accounting Firm,” in favor of (FOR) “Proposal 3 – Advisory Vote On

Approval of Named Executive Officer Compensation,” and in accordance with the recommendation of the board of directors as to all other matters that may properly come before the annual meeting and at any postponement or adjournment thereof.

Q:	How do I vote my shares that are held by my broker?

A:

If you have shares held by a broker, you should instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and the Internet.

Q:	What am I voting on?

A:	You will be voting on:

•	The election of nine directors to hold office until our 2014 annual meeting of stockholders and until his or her successor has been elected and qualifies;

•	The ratification of the appointment of Ernst & Young LLP to act as our independent registered certified public accounting firm for 2013; and

•	The approval, on a non-binding, advisory basis, of the compensation of our named executive officers as described in this proxy statement.

In addition, your proxies will have the authority to vote in their discretion as to such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:	What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1: Election of Directors	The election of a director nominee requires a plurality of the votes cast.

	Proposal 2: Ratification of Appointment of Independent Registered Certified Public Accounting Firm	Ratification of the appointment of the independent registered certified public accounting firm requires a majority of the votes cast.

Proposal 3: Advisory Vote On Approval of Named Executive Officer Compensation	The approval of the compensation of our named executive officers requires a majority of the votes cast.

Q:	How are abstentions and broker non-votes treated?

A:

Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors, the ratification of the independent registered certified public accounting firm and the advisory vote on executive compensation, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

Under the rules of the New York Stock Exchange, or NYSE, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the ratification of the independent registered certified public accounting firm. Therefore, brokerage firms may vote such shares with respect to Proposal 2. The election of directors and the advisory vote on executive compensation are considered “non-routine” matters under the rules of the NYSE. In addition, other matters may properly be brought before the meeting that may be considered “non-routine” under the applicable NYSE rules. Shares held by a brokerage firm will not be voted on such non-routine matters by a brokerage firm unless it has received voting instructions from the stockholder and, accordingly, any such shares without voting instruction will be “broker non-votes.”

Q:	Will there be any other items of business on the agenda?

A:

The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. In the event that any other matter should come before the annual meeting of which we are not properly notified at our principal executive offices on or before 60 days prior to the annual meeting, or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:	What happens if I submit my proxy without providing voting instructions on all proposals?

A:

Proxies properly submitted via the Internet, mail or telephone will be voted at the annual meeting in accordance with your directions. If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted:

•	to elect (FOR) the director nominees listed in “Proposal 1 – Election of Directors;”

•	in favor of (FOR) “Proposal 2 – Ratification of the Appointment of Independent Registered Certified Public Accounting Firm;”

•	in favor of (FOR) “Proposal 3 – Advisory Vote on Approval of Named Executive Officer Compensation;” and

•	in the discretion of the proxy holder on any other matter that may properly come before the annual meeting.

Q:	Will anyone contact me regarding this vote?

A:

No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:	Who has paid for this proxy solicitation?

A:

We have paid the entire expense of preparing, printing and mailing the E-proxy notice and, to the extent requested by our stockholders, this proxy statement and any additional materials furnished to stockholders.

Q:	May stockholders ask questions at the annual meeting?

A:	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:	How do I submit a proposal for the 2014 annual meeting?

A:

Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice generally must be delivered to our corporate secretary not later than the close of business on the 120th day, and not earlier than the close of business on the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2014 annual meeting, but not included in our proxy statement, generally must be received by our corporate secretary after the close of business on October 30, 2013 and prior to the close of business on November 29, 2013. Proposals should be mailed to the attention of our corporate secretary at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address. The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2014 annual meeting of stockholders is November 29, 2013. Such proposals must comply with all of the applicable requirements set forth in the rules and regulations of the SEC, including Rule 14a-8.

Our board of directors will review any stockholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2014 annual meeting.

Q:	What does it mean if I receive more than one E-proxy notice?

A:

It means that you have multiple accounts at the transfer agent or with stockbrokers. Please submit all of your proxies over the Internet, following the instructions provided in the E-proxy notice, by mail or by telephone to ensure that all of your shares are voted.

Q:	Can I change my vote after I have voted?

A:

Yes. Proxies properly submitted over the Internet, by mail or by telephone do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q:	Can I find additional information on the Company’s website?

A:

Yes. Our website is located at www.equityone.net. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of conduct and ethics, charters of our board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of conduct and ethics and each of the charters of our board committees may be obtained free of charge by writing to Equity One, Inc., 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, Attention: Investor Relations.

CORPORATE GOVERNANCE AND RELATED MATTERS

Our business, property and affairs are managed under the direction of our board of directors, except with respect to those matters reserved for our stockholders. Our board of directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our board’s mission is to further the long-term interests of our stockholders. Members of the board of directors are kept informed of our business through discussions with our management, primarily at meetings of the board of directors and its committees, and through reports and analyses presented to them. Significant communications between our directors and senior management occur apart from such meetings. The board and each of its committees – audit, compensation, executive and nominating and corporate governance – also have the authority to retain, at our expense, outside counsel, consultants or other advisors in the performance of their duties.

Charters for the audit, compensation and nominating and corporate governance committees, our corporate governance guidelines and our code of conduct and ethics may be viewed on our website at www.equityone.net under the “About Us” tab. These documents are also available without charge to stockholders who request them by contacting Equity One, Inc. — Investor Relations, at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.

Independent Directors

Under the corporate governance standards of the NYSE, at least a majority of our directors and all of the members of our audit committee, compensation committee and nominating and corporate governance committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). In making this determination, the board of directors considered transactions and relationships between each director or any member of his or her immediate family and us and our subsidiaries and affiliates, including those transactions reported below under “Certain Transactions.” The board of directors has determined that each of Messrs. Cassel, Flanzraich, Hetz and Linneman and Misses Cohen and Maor currently satisfy the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of our board. Following the election of the director candidates at the annual meeting, we believe that 56% of our board members will be independent under those rules.

Nominations for Directors

The nominating and corporate governance committee, or nominating committee, will consider nominees for director suggested by stockholders in written submissions to our corporate secretary. In evaluating nominees for director, the nominating committee does not differentiate between nominees recommended by stockholders and others. In identifying and evaluating candidates to be nominated for director, the nominating committee reviews the desired experience, mix of skills and other qualities required for appropriate board composition, taking into account the current board members and our specific needs as well as those of the board. This process is designed so that the board of directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial and other expertise relevant to our business. In addition to the personal qualifications of each candidate, the nominating committee will consider, among other things, the following:

•	if the nominee will consent to being named in the proxy and serving, if elected, on the board;
•	whether the candidate qualifies as “independent” under the NYSE rules;
•	the nominee’s biographical data (including other boards on which the nominee serves), business experience and involvement in certain legal proceedings, including any involving our company;
•	transactions and relationships between the nominee and the recommending stockholder, on the one hand, and us or our management, on the other hand;
•	the nominee’s trading history in our stock and his or her current stock ownership information;
•	any material proceedings to which the nominee or his or her associates is a party that are adverse to our company;

•	information regarding whether the recommending stockholder or nominee (or their affiliates) have any plans or proposals for us; and
•

whether the nominating stockholder and nominee seek to use the nomination to redress personal claims or grievances against us or others, or to further personal interests or special interests not shared by our stockholders at large.

The nominating committee also reserves the right to request such additional information as it deems appropriate.

Although the nominating committee’s charter permits it to engage a search firm to identify director candidates, we did not pay fees to any third parties to assist in the process of identifying or evaluating director candidates to stand for election at the annual meeting.

Executive Sessions

Pursuant to our corporate governance guidelines, our non-management directors meet in separate executive sessions at least four times a year and as otherwise determined by the lead director (discussed below). Generally, executive sessions are held at the outset of each quarterly meeting of the board. The lead director may invite our chief executive officer or others, as he deems appropriate, to attend a portion of these sessions. The non-management directors met four times in executive sessions in 2012.

Board Leadership Structure

On an ongoing basis, our nominating and corporate governance committee evaluates the structure and composition of our board of directors, including the current leadership structure and discusses its recommendations with the full board to ensure that our leadership structure is appropriate given the specific characteristics and circumstances of our business.

Our board does not have a policy with respect to the separation of the offices of chairman of the board and chief executive officer. Rather, our board believes that this issue is part of the succession planning process and that it is in the best interests of the company for the board to make a determination when it elects a chief executive officer. Since December 2006, Chaim Katzman has served as our chairman of the board and Jeffrey S. Olson has served as our chief executive officer.

In May 2006, Neil Flanzraich was elected to serve as our lead director and has served in that capacity since that time. The lead director is an independent director who acts in a lead capacity to coordinate the other independent directors, consult with the chairman on board agendas, chair the executive sessions of the non-management directors and perform such other functions as the board may direct. The lead director would also preside over meetings of our board of directors to the extent there were matters involving conflicts with our majority stockholders, with whom our chairman is affiliated.

Stockholder Communications

Our board has implemented a process by which our stockholders and other interested parties may communicate with one or more members of our board, its committees, the lead director or the non-management directors or independent directors as a group in a writing addressed to Equity One, Inc., Board of Directors, c/o Corporate Secretary, 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. Such communications may be made on an anonymous or confidential basis. The board has instructed our corporate secretary to promptly forward all such communications to the specified addressees thereof.

Risk Oversight

Our board provides oversight of the company’s risk exposure by receiving periodic reports from senior management regarding matters relating to financial, operational, legal and strategic risks and mitigation strategies for such risks. Our board believes that the current separation of the roles of chairman of the board and chief executive officer facilitates communication between senior management and the full board of directors about risk oversight and therefore strengthens the board’s risk oversight activities. In addition, as reflected in the audit committee charter, our board has delegated to the audit committee responsibility to oversee, discuss and evaluate the company’s policies and guidelines with respect to risk assessment and risk management, including internal control over financial reporting. As appropriate, the audit committee provides reports to and receives direction from the full board regarding the company’s risk management policies and guidelines, as well as the audit committee’s risk oversight activities.

Code of Conduct and Ethics

Our board of directors has adopted a code of conduct and ethics that applies to all of our directors, officers, employees and independent contractors. The code also has specific provisions applicable to all employees with access to, and responsibility for, matters of finance and financial management, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The full text of the code of conduct and ethics is available at, and we intend to disclose any amendments to, or waivers from, any provision of the code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or any other executive officers or directors by posting such information within four business days of such amendment or waiver on our website at www.equityone.net.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings

During the fiscal year ended December 31, 2012, our board of directors held a total of nine meetings. Each of our directors attended at least 75% of the aggregate of (i) the number of the meetings of the board of directors which were held during the period that such person served on the board of directors and (ii) the number of meetings of committees of the board of directors held during the period that such person served on such committee. Although we have no specific requirement regarding the attendance at the annual meeting of stockholders by our directors, in 2012 all of our directors attended the annual meeting in person.

Committee Membership

We have four standing committees: the executive committee, the audit committee, the compensation committee and the nominating and corporate governance committee.

The current members of our committees are as follows:

Name	Audit	Compensation	Nominating and Corporate Governance	Executive
James Cassel	X	X
Cynthia Cohen	X*		X
David Fischel
Neil Flanzraich**		X	X*
Nathan Hetz	X
Chaim Katzman				X*
Peter Linneman		X*	X	X
Galia Maor
Jeffrey S. Olson				X
Dori Segal				X

*	Chair
**	Lead Director

Executive Committee. The executive committee is authorized to perform all functions which may be lawfully delegated by the board of directors; provided, however, that the executive committee may only approve the sale or acquisition of properties with a purchase price of no more than $60 million, the sale or acquisition of undeveloped land with a purchase price of no more than $30 million, budgets for the development or redevelopment of properties of no more than $50 million and financings of no more than $100 million. The executive committee met or took action by consent three times during the year ended December 31, 2012.

Audit Committee. The members of the audit committee are “independent,” as defined under the NYSE listing standards and the rules and regulations of the SEC. The board has determined that each of Ms. Cohen and Messrs. Cassel and Hetz qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC. The audit committee’s functions include reviewing and discussing our financial statements, reviewing and discussing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with our management and independent registered certified public accounting firm, in its sole discretion retaining and terminating the engagement of our independent registered certified public accounting firm, determining the independence of such firm and discussing with management and the independent registered certified public accounting firm the quality and adequacy of our disclosure controls and procedures and internal controls.

The audit committee is also responsible for overseeing, discussing and evaluating our guidelines, policies and processes with respect to risk assessment and risk management and the steps management has taken to monitor and control risk exposure, and advises the board of directors with respect to such matters, as appropriate. The audit committee met eleven times during the year ended December 31, 2012.

Please refer to the audit committee report, which is set forth on page 17 of this proxy statement, for a further description of our audit committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2012.

Compensation Committee. The members of the compensation committee are “independent,” as defined under the NYSE listing standards. The compensation committee’s functions consist of administering our Amended and Restated 2000 Executive Incentive Compensation Plan, which we refer to as the 2000 plan, and our 2004 Employee Stock Purchase Plan, recommending, designing and approving our salary, bonus and benefits policies, including our executive compensation programs, reviewing the relationship between our compensation practices and effective risk management, discussing with management the Compensation Discussion and Analysis and, if appropriate, recommending its inclusion in our annual report on Form 10-K and proxy statement, and monitoring and discussing senior management succession planning. The compensation committee has the power to create subcommittees with such powers as the compensation committee may from time to time confer to such subcommittees. For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis – Management’s and Advisor’s Role in Compensation Decisions.” The compensation committee met or took action by consent six times during the year ended December 31, 2012.

Nominating and Corporate Governance Committee. The members of the nominating and corporate governance committee are “independent,” as defined under the NYSE listing standards. The committee’s duties include identifying and recommending candidates for appointment, election or reelection to the board, considering issues and making recommendations concerning the size, composition, organization, leadership and effectiveness of the board, including committee assignments, establishing and overseeing procedures for annual assessment of board and director performance, evaluating issues of corporate governance, making recommendations to the board regarding our governance policies and practices and monitoring compliance with stock ownership requirements for directors. The nominating and corporate governance committee met nine times during the year ended December 31, 2012.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee during 2012 was an officer, employee or former officer of ours or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this proxy statement pursuant to SEC regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to SEC regulations.

PROPOSAL 1 – ELECTION OF DIRECTORS

The board of directors proposes that the nominees described below be elected for a one-year term and until their successors are duly elected and qualify. All nominees are currently serving as our directors. The board has decided to reduce its size by one director, effective immediately following the annual meeting, in order to eliminate the vacancy that will be created by Mr. Hetz’s decision not to stand for reelection.

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age

James S. Cassel

Mr. Cassel was elected as a director in April 2005. Since 2010, Mr. Cassel has served as Co-founder and Chairman of Cassel Salpeter & Co., LLC, a middle market investment banking firm. From 2006 until December 2009, Mr. Cassel served as Vice Chairman and Head of Investment Banking of Ladenburg Thalmann & Co. Inc., an investment banking company that in 2006 purchased Capitalink, L.C., a South Florida based investment banking company founded by Mr. Cassel in 1998 and where he served as its president from 1998 to 2006. From 1996 to 1998, he served as president of Catalyst Financial, an investment banking company. Mr. Cassel received a B.S. from American University and a Juris Doctorate from the University of Miami. Mr. Cassel is 57 years old. Our board of directors has concluded that Mr. Cassel’s qualifications to serve on our board include his background as an investment banker and as a real estate and corporate securities attorney and his experience and familiarity with capital market activities in general.

Cynthia R. Cohen

Ms. Cohen was elected as a director in 2006. She founded Strategic Mindshare, a strategic management consulting firm serving retailers and consumer product manufacturers, in 1990 and, since that time, has served as its president. Ms. Cohen is a director of bebe stores, inc., a specialty apparel retailer, and Steiner Leisure Limited, a spa operator, both of which are public companies. Ms. Cohen also serves on the executive advisory board for the Center for Retailing Education and Research at the University of Florida. Ms. Cohen previously served as a director of Hot Topic, Inc. and The Sports Authority. She is a graduate of Boston University. Ms. Cohen is 60 years old. Our board of directors has concluded that Ms. Cohen’s qualifications to serve on our board include her extensive experience in the retail industry, as a retail consultant and as a board member of several public retail companies.

David Fischel

Mr. Fischel was appointed as a director in January 2011 in connection with our joint venture acquisition of Capital & Counties USA, Inc. from Liberty International Holdings Limited (“LIH”). We and several of our stockholders have agreed, pursuant to a stockholders agreement, that until January 4, 2020 (or until such agreement is earlier terminated), as long as LIH or its affiliates beneficially own (including shares issuable upon redemption of joint venture units), in the aggregate, (i) prior to February 3, 2015, 50% of the shares of our common stock held by LIH at the closing of the transaction and (ii) thereafter, three percent or more of the total outstanding shares of our common stock, it may designate one nominee for election to our board of directors. LIH has chosen Mr. Fischel as its nominee pursuant to this agreement. Since 2001, Mr. Fischel has served as the chief executive officer of Intu Properties PLC (“Intu”), formerly Capital Shopping Centres Group PLC, a listed UK REIT and the parent company of LIH. Mr. Fischel joined Intu in 1985 and previously served as its finance director and managing director. He has served as a director of Intu since 1998 and served as a director of Capital & Counties Properties PLC, a UK listed REIT that demergered from Intu in 2010, from February 2010 to February 2011. Mr. Fischel is a chartered accountant in the United Kingdom and is 54 years old. Mr. Fischel’s qualifications to serve on our board include his experience as a real estate executive, having served as an executive of Intu for many years, and his experience as a chartered accountant.

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age

Neil Flanzraich

Mr. Flanzraich was elected as a director in April 2005. Mr. Flanzraich is currently the Executive Chairman of Kirax Corporation (formerly Tigris Pharmaceuticals, Inc.) and the Executive Chairman of ParinGenix, Inc., both privately-owned biotech companies. Mr. Flanzraich is also a founder and principal of Leviathan Biopharma Group, LLC, a venture capital firm. From May 1998 to 2006, he served as a director, vice chairman and president of IVAX Corporation, a company specializing in the discovery, development, manufacturing and marketing of branded and generic pharmaceuticals and veterinary products, and as a director of IVAX Diagnostics, Inc. IVAX was acquired by Teva Pharmaceuticals in January 2006. From 1995 to 1998, Mr. Flanzraich was a shareholder and served as chairman of the life sciences legal practice group of Heller Ehrman White & McAuliffe, formerly a San Francisco-based law firm. From 1981 to 1995, he served in various capacities at Syntex Corporation, a pharmaceutical company, most recently as its senior vice president, general counsel and a member of the corporate executive committee. In addition to our board of directors, he is also a director of Chipotle Mexican Grill, Inc., a chain of Mexican restaurants, which is listed on the NYSE. Mr. Flanzraich served as a director of Rae Systems, Inc. from December 2000 until March 2009, of Javelin Pharmaceuticals, Inc. from June 2006 until its merger with Hospira, Inc. in July 2010, and of Continucare Corporation from March 2002 until its acquisition by Metropolitan Health Network in October 2011, and of BELLUS Health Inc. (formerly known as Neurochem Inc.), a publically held biotechnology company, from 2006 until May 2012. Additionally, he was a member of the Board of Directors of privately-owned Outcomes Health Information Solutions, LLC, a provider of healthcare data retrieval, analytics and management services, until his resignation in January 2012. Mr. Flanzraich is also the Chairman of the Advisory Board of The Wolfsonian-FIU, a museum of art, design and communication. Mr. Flanzraich received an A.B. degree from Harvard College (phi beta kappa, magna cum laude) and a Juris Doctorate from Harvard Law School (magna cum laude). Mr. Flanzraich is 69 years old. Our board of directors has concluded that Mr. Flanzraich’s qualifications to serve on our board include his experience as a senior corporate executive for public companies for over 25 years and his experience as an investor in, and member of the boards of directors of, numerous publicly-traded companies.

Chaim Katzman

Mr. Katzman has served as the chairman of our board since he founded Equity One in 1992. He also served as our chief executive officer until December 2006 and president until November 2000. Mr. Katzman has been involved in the purchase, development and management of commercial and residential real estate in the United States since 1980. Mr. Katzman purchased a controlling interest in Norstar Holdings Inc. (formerly known as Gazit Inc.), a publicly-traded company listed on the Tel-Aviv Stock Exchange, and one of our principal, indirect stockholders, in May 1991, has served as the chairman of its board and chief executive officer since that time, and remains its largest stockholder. Shulamit Katzman, Mr. Katzman’s wife, is the vice chairman of the board of directors of Norstar Holdings Inc. Mr. Katzman has served as a director of Gazit-Globe Ltd., a publicly-traded real estate investment company listed on the Tel-Aviv Stock Exchange and New York Stock Exchange and one of our principal, indirect stockholders, since 1994 and as its chairman since 1995. Mr. Katzman also serves as non-executive chairman of the board of First Capital Realty Inc. In 2008, Mr. Katzman was named chairman of the board of Atrium European Real Estate Ltd., a leading real estate company that owns, operates and develops shopping centers in Central and Eastern Europe, the shares of which are listed on the Vienna Stock Exchange, and which is an affiliate of Gazit-Globe, Ltd., and in 2010 he was elected to the board of Citycon Oyj, a Finnish real estate company, the shares of

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age

which are traded on the Helsinki Stock Exchange, and currently serves as its chairman of the board. Mr. Katzman received an LL.B. from Tel Aviv University Law School in 1973. Mr. Katzman is 63 years old. Our board of directors has concluded that Mr. Katzman’s qualifications to serve on our board include his experience as our chairman and founder, his real estate and financial expertise as well as his experience as an investor, owner and executive of multiple international real estate companies.

Peter Linneman, Ph.D.

Dr. Linneman was elected as a director in November 2000. From 1979 to 2011, Dr. Linneman was a Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business and is currently an Emeritus Albert Sussman Professor of Real Estate there. Dr. Linneman is currently a principal of Linneman Associates, a real estate advisory firm, and a principal of American Land Funds, a private equity firm. Dr. Linneman is currently serving as a director of Atrium European Real Estate Ltd., an affiliate of Gazit-Globe, Ltd., one of our principal, indirect stockholders, by reason of Gazit-Globe’s more than 10% ownership interest in Atrium, and AG Mortgage Investment Trust, Inc. Dr. Linneman previously served as a director of Bedford Property Investors, Inc. and JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans. Dr. Linneman holds both a masters and a doctorate degree in economics from the University of Chicago. Dr. Linneman is 62 years old. Our board of directors has concluded that Mr. Linneman’s qualifications to serve on our board include his experience over many years in financial and business advisory services and investment activity and his experience as a member of numerous public and private boards, including many real estate companies.

Galia Maor

Ms. Maor was appointed as a director in August 2012. Ms. Maor served as President and Chief Executive Officer of Bank Leumi le-Israel B.M. Group from 1995 until 2012 after serving as Deputy General Manager of Bank Leumi from 1991 to 1995. She began her professional career at Bank of Israel, serving in several senior management positions from 1963 to 1989, including Supervisor of Banks and Chairperson of the Advisory Committee on Banking Issues from 1982 to 1987. Mrs. Maor is also a director of Teva Pharmaceutical Industries Ltd.. a publicly-traded company listed on the Tel-Aviv Stock Exchange and New York Stock Exchange. Ms. Maor holds honorary doctorates from the Technion-Israel Institute of Technology, Ben Gurion University and Bar Ilan University. She received a B.A. in economics and statistics from the Hebrew University in 1964 and an M.B.A. from the Hebrew University in 1967. Ms. Maor is 70 years old. Our board of directors has concluded that Ms. Maor’s qualifications to serve on our board include her experience as a senior corporate executive for over 20 years and her extensive experience with financial and accounting matters.

Jeffrey S. Olson

Mr. Olson was elected to our board of directors in November 2006. Mr. Olson has served as chief executive officer of Equity One since 2006 and served as our president from 2006 to March 2008. Prior to joining Equity One, he served as president of the Eastern and Western Regions of Kimco Realty Corporation from 2002 to 2006. Mr. Olson worked on Wall Street from 1996 to 2001 as a REIT analyst with Salomon Brothers, CIBC and UBS. Spanning the five year period from 1991 to 1996, he held a variety of financial and accounting positions at The Mills Corporation. Mr. Olson also practiced public accounting at Reznick, Fedder and Silverman, CPA’s, where he worked from 1986 to 1990. Mr. Olson has a Masters of Science in Real Estate from The Johns Hopkins University, a Bachelor of Science in Accounting from the University of Maryland and was previously a Certified Public Accountant. Mr. Olson is on the board of NAREIT and also serves as a member of The Browning School’s Board of Trustees. Mr. Olson is 45 years old. Our board of directors has concluded that Mr. Olson’s qualifications to serve on our board

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
include his experience as our chief executive officer and general expertise in real estate operations, as well as his knowledge of the REIT industry developed as an analyst covering many U.S. REITs.

Dori Segal

Mr. Segal was elected as a director in November 2000 and our vice chairman in May 2006. Mr. Segal also serves as executive vice chairman of Gazit-Globe, Ltd., one of our principal, indirect stockholders, and previously served as its president. Since November 2000, Mr. Segal has served as chief executive officer, president and as vice chairman of the board of First Capital Realty Inc. Since 2010, he has served as Chairman of RealPac, the Real Property Association of Canada. Mr. Segal has also served as a Director of Citycon Oyj since 2004 and, since June 2009, as chairman of the board of Gazit America Inc., an Ontario-based real estate company and one of our principal, indirect stockholders, whose shares were traded on the Toronto Stock Exchange until late 2012. Since 1995, Mr. Segal has served as the president of Gazit Israel Ltd., a real estate investment holding company. Mr. Segal is 51 years old. Our board of directors has concluded that Mr. Segal’s qualifications to serve on our board include his experience as a director and executive of a large, publicly traded real estate company and his expertise in operating, owning and managing shopping center assets in North America, in addition to his management activities in numerous international real estate companies.

Vote Required

The vote of a plurality of all votes cast at the meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.

RECOMMENDATION – The board of directors recommends a vote FOR each named nominee.

EXECUTIVE OFFICERS

As of the date of this proxy statement, our executive officers are as follows:

Name	Age	Position
Jeffrey S. Olson	45	Chief Executive Officer
Thomas A. Caputo	66	President
Mark Langer	46	Executive Vice President, Chief Financial Officer and Treasurer
Arthur L. Gallagher	42	Executive Vice President and President – Florida
Michael Berfield	42	Executive Vice President - Development
Lauren Holden	36	Executive Vice President – Investment Management
Joshua Kagan	49	Vice President and President – Northeast
Robert Mitzel	64	Vice President and President – Southeast
Jeffrey Mooallem	43	Vice President and President – West Coast
Aaron M. Kitlowski	40	Vice President, General Counsel and Corporate Secretary

Mr. Olson also serves as a director. His biographical information can be found in the section entitled “Proposal 1 – Election of Directors” beginning on page 9.

Thomas A. Caputo has served as our president since March 2008. Prior to joining us, from December 2000 to March 2008, Mr. Caputo was executive vice president and head of the portfolio management and acquisition groups at Kimco Realty Corporation, a publicly-traded real estate investment trust. From January 2000 to December 2000, he was a principal of H&R Retail, a private real estate company specializing in development and redevelopment of real estate and located in Baltimore, Maryland. From April 1983 to December 1999, Mr. Caputo was a principal with RREEF, a pension fund advisor, where he was in charge of nationwide retail acquisitions and dispositions and a member of its investment committee. Prior to joining RREEF, from February 1976 to March 1983, Mr. Caputo was the principal in charge of retail leasing with Collier Pinkard in Baltimore, Maryland. He has a B.A. from Randolph Macon College.

Mark Langer has served as our executive vice president and chief financial officer since April 2009 and served as our chief administrative officer from January 2008 until January 2011. Prior to joining us, Mr. Langer served as Chief Operating Officer of Johnson Capital Management, Inc., an investment advisory firm, from January 2000 to December 2007. From July 1988 to January 2000, he worked in the assurance practice in the Washington D.C. office of KPMG, LLP, where he was elected partner in 1998. Mr. Langer has a Bachelors of Business Administration from James Madison University.

Arthur L. Gallagher has served as our executive vice president since February 2008, as senior vice president from December 2006 to February 2008 and as our general counsel and corporate secretary from March 2003 to February 2012. In August 2010, he also assumed the role of president of our South Florida region and, in April of 2012, expanded his operating role to the president of our operations in the State of Florida. Prior to joining us, Mr. Gallagher was with the law firms of Greenberg Traurig P.A., Miami, Florida, from 1999 to 2003, and Simpson Thacher & Bartlett, New York, New York, from 1997 to 1999. Mr. Gallagher received a B.A. from the University of North Carolina – Chapel Hill and a Juris Doctorate from Duke University School of Law.

Michael Berfield has served as our executive vice president of development since February 2012, as our senior vice president of development from August 2011 to February 2012 and as our vice president of northeast development from January 2010 to August 2011. Prior to joining us, from September 2007 to December 2009 Mr. Berfield was a principal in a joint venture with one of the largest residential property owners in New York City and from February 2002 to August 2007 Mr. Berfield worked for Vornado Realty Trust where he oversaw development of several retail projects in New York City. Mr. Berfield received a B.A. from Washington University.

Lauren Holden has served as our executive vice president of investment management since February 2012 and as our vice president of portfolio management and northeast regional president from April 2008 to February 2012. Prior to joining us, Ms. Holden served in a number of roles at Kimco Realty Corporation from March 2003 to April 2008 including senior portfolio manager. Ms. Holden received a Bachelor of Science in Human and Organizational Development and Business Administration from Vanderbilt University.

Joshua Kagan has served as our vice president and northeast regional president since February 2012. Prior to joining us, Mr. Kagan was the managing principal of WestRidge Realty Advisors, a boutique investment manager and operator of retail real estate, from June 2005 to February 2012. Before forming WestRidge, Mr. Kagan was chief investment officer for AmCap Incorporated, a private equity real estate firm with retail and office properties nationwide, from 1997 to June 2005. Mr. Kagan holds an MBA from the University of Denver, did his undergraduate work at the University of Michigan and is a graduate of Harvard University’s Advanced Management Development Program in Real Estate.

Robert Mitzel has served as our vice president and southeast regional president since August 2010 and also served as our regional president of north Florida operations from August 2010 to March 2012. Prior to joining us, Mr. Mitzel served as Executive Vice President of Property Management and Leasing for IRT Property Company, a NYSE listed company acquired by us in 2003. Mr. Mitzel has a Bachelor of Science Degree in Business Administration from Appalachian State University.

Jeffrey Mooallem has served as our vice president and president of west coast operations since August 2011. Prior to joining us, Mr. Mooallem was the Senior Vice President of Development and Leasing at Turnberry Associates in Miami, Florida from November 2007 to August 2011, where he had responsibility for over five million square feet of retail centers, including the 2.7 million square foot Aventura Mall. He has also served as President of GL Commercial, a full-service real estate development company based in South Florida from June 2003 to October 2007, and started his real estate career working for Developers Diversified Realty and Ram Realty Services during the years 1998 to 2003. Mr. Mooallem received his Bachelor of Arts degree from Boston University and his Juris Doctorate degree from Fordham University School of Law.

Aaron M. Kitlowski has served as our general counsel and corporate secretary since February 2012, our deputy general counsel and assistant corporate secretary from March 2011 to January 2012 and a vice president since joining us in March 2011. Prior to joining us, Mr. Kitlowski served as a Chief Counsel of CIT Group Inc., a finance company, from September 2005 to March 2011. From 1997 to 2000 and again from 2001 to 2005, Mr. Kitlowski was an associate with the law firm of Simpson Thacher & Bartlett, New York, New York. From 2000 to 2001, Mr. Kitlowski served as Assistant General Counsel for Sphera Optical Networks, a fiber optic telecommunications company. Mr. Kitlowski received a B.A. from Duke University and a Juris Doctorate from Duke University School of Law.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The audit committee has selected and appointed the firm of Ernst & Young LLP to act as our independent registered certified public accounting firm for 2013. Ernst & Young LLP was first engaged to audit our books for the fiscal year ended December 31, 2005 and has served as our independent registered certified public accounting firm since that time. Ratification of the appointment of the registered certified public accounting firm requires a majority of the votes cast at the meeting. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

RECOMMENDATION: The board of directors recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP.

Although stockholder ratification of the appointment of our independent registered certified public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered certified public accounting firm at any time if it determines that such a change would be in our best interest and the best interests of our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered certified public accounting firm.

In choosing our independent registered certified public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of any such firm.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Certified Public Accounting Firm

The following table provides information of fees billed by Ernst & Young LLP to us during or in connection with the years ended December 31, 2011 and 2012 for services provided:

	2011	2012
Audit Fees	$1,398,286	$1,142,835
Audit-Related Fees	—	—
Tax Fees	135,730	192,411
All Other Fees	185,847	—

All audit and non-audit services were pre-approved by the audit committee, either pursuant to the audit committee’s pre-approval policy described below or through a separate pre-approval by the audit committee, which concluded that the provision of such services by the independent auditors was compatible with the maintenance of that firm’s independence from us.

In the third quarter of 2012, we engaged our independent registered certified public accounting firm to review certain reconciliations of our GAAP-based annual and interim consolidated financial statements to financial statements prepared in accordance with International Financial Reporting Standards (IFRS), which statements are consolidated by our principal stockholder, Gazit-Globe Ltd., in its own financial reporting. These fees totaled $150,680 but are excluded from the fees cited in the table above because they are reimbursed by Gazit-Globe Ltd.

Audit Fees

Audit fees for 2011 and 2012 were incurred for professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting for the years ended December 31, 2011 and 2012, reviews of our interim consolidated financial statements which are included in each of our quarterly reports on Form 10-Q for the years ended December 31, 2011 and 2012, preparation of “comfort letters” for the issuance of our securities in both years, statutory audits of a partially-owned subsidiary and certain accounting consultations.

Audit-Related Fees

We did not incur any audit-related fees in 2011 or 2012.

Tax Fees

In 2011 and 2012, we engaged our independent registered certified public accounting firm with respect to certain tax matters arising from the preparation of our tax returns.

All Other Fees

In 2011, we engaged our independent registered certified public accounting firm to conduct a risk assessment of our information systems strategy.

Pre-Approval Policies and Procedures

The audit committee’s policy is to review and pre-approve any engagement of our independent registered certified public accounting firm to provide any audit or permissible non-audit service to us. The audit committee has adopted an audit and non-audit services pre-approval policy, which is reviewed and reassessed by the audit committee annually. This policy includes a list of specific services within certain categories of services, including audit, audit-related, tax and other services, which will be specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the list of pre-approved services must be separately approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In accordance with its written charter adopted by our board of directors, the audit committee’s role is to act on behalf of the board of directors in the oversight of our accounting, auditing and financial reporting practices. The audit committee currently consists of the three directors named below, each of whom is “independent” as that term is defined by the New York Stock Exchange listing standards and the rules and regulations of the Securities and Exchange Commission.

Management is responsible for our financial reporting process including our system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles in the United States. Our independent accountants are responsible for auditing those financial statements. It is the audit committee’s responsibility to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The audit committee does not consist of our employees and it may not be, and may not represent itself to be or to serve as, accountants or accountants by profession or experts in the fields of accounting or auditing. Therefore, the audit committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of our independent accountants included in their reports on our financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and with our independent accountants do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements for the fiscal year ended December 31, 2012 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of our disclosure controls and procedures and internal controls over financial reporting. The audit committee reviewed the financial statements for the fiscal year ended December 31, 2012 with our independent accountants and discussed with them all of the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board, including their judgments as to the quality, not just the acceptability, of our accounting principles. In addition, the audit committee has received the written disclosures and the letter from our independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with our independent accountants their independence from our management and from us. Upon its review, the audit committee has satisfied itself as to our independent accountants’ independence.

Based on the review and discussions with management and the independent accountants, and subject to the limitations on its role and responsibilities described above, the audit committee recommended to our board of directors, and the board of directors has approved, that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2012, as filed with the SEC on February 28, 2013. The undersigned members of the audit committee have submitted this report to us.

Members of the Audit Committee

Cynthia Cohen, Chair

James S. Cassel

Nathan Hetz

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on our review and these discussions with management, the compensation committee has recommended to the board of directors that the below Compensation Discussion and Analysis be included in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2012 and proxy statement for the company’s 2013 annual meeting of stockholders.

Members of the Compensation Committee

Peter Linneman, Chair

James S. Cassel

Neil Flanzraich

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the tables and the accompanying narrative that follow. It is also intended to provide both a review of our compensation policies for 2012 and to describe our compensation policies with respect to our executive officers. Our goal is to provide a better understanding, both in absolute terms and relative to our performance, of our compensation practices and the decisions made concerning the compensation payable to our executive officers, including the chief executive officer, or CEO, and the other executive officers named in the “Summary Compensation Table” below. We refer to the executive officers included in that table as our “named executive officers.”

The compensation committee of our board of directors, referred to in this section as the “committee,” designs and administers our executive compensation program. All principal elements of compensation paid to our named executive officers are subject to approval by the committee.

Executive Summary

We delivered a strong performance in 2012 and made significant progress on many of the strategic objectives established at the beginning of the year. Highlights for the 2012 fiscal year included:

•

Our core shopping center occupancy rate increased to 92.1% at December 31, 2012 from 90.7% at December 31, 2011, and our occupancy on a same-property basis increased to 91.9% at December 31, 2012 from 91.4% at December 31, 2011.[1]

•

We signed 207 new leases totaling approximately 719,678 square feet at an average rental rate of $17.52 per square foot in 2012 as compared to the prior in-place average rent of $16.48 per square foot, on a same space basis, a 6.3% average rent spread.

•

We renewed and extended 274 leases totaling 948,002 square feet at an average rental rate of $17.67 per square foot in 2012 as compared to the prior in-place average rent of $16.55 per square foot, on a same space basis, a 6.8% average rent spread.

•

Consistent with our strategic plan, we continued to increase the quality and geographic diversity of our core portfolio through the acquisition of six retail properties located in Connecticut, New York and California representing an aggregate of approximately 539,130 square feet of gross leasable area for an aggregate purchase price of approximately $273.3 million, including the assumption of $35.5 million of mortgage indebtedness, and the disposition of six non-core assets for gross proceeds of approximately $71.2 million.

1 Our “core” portfolio excludes non-retail properties, properties held in unconsolidated joint ventures and development and redevelopment properties. Information provided on a “same-property” basis includes the results of properties that we consolidated, owned and operated for the entirety of both periods being compared except for properties for which significant redevelopment or expansion occurred during either of the periods being compared.

•

We entered into a contract to acquire Westwood Complex, a 22-acre property located in Bethesda, Maryland, for $140 million; and we acquired a 583,262 square foot shopping center in Boston, Massachusetts for $128.4 million through our joint venture with New York Common Retirement Fund.

•

We completed construction of our latest development project, The Gallery at Westbury Plaza, located in Westbury, New York, and had leased approximately 75% of the center as of December 31, 2012, and we acquired a 1.8 acre development site and a related outparcel in the Bronx, New York for an aggregate purchase price of approximately $9.5 million.

•	Finally, we strengthened our balance sheet in 2012 by:

•	raising approximately $85.6 million in proceeds from a public equity offering and concurrent private placement;

•

entering into a seven-year $250 million unsecured term loan that bears interest at an effective weighted average fixed interest rate of 3.17% per annum based on our current credit ratings through the use of interest rate swaps;

•	prepaying approximately $57.0 million of mortgage debt; and

•	issuing $300 million of 3.75% senior unsecured notes due 2022, primarily for the purpose of redeeming our $250 million 6.25% senior unsecured notes due 2014.

As a result of this performance, and in accordance with the individual performance measures established by the committee in early 2012 described below, the committee awarded bonuses to certain of our named executive officers in the following amounts, expressed as a percentage of the bonus targets set forth in their respective employment agreements or, in the case of Mr. Berfield, the target bonus established by the committee in March 2012:

Named Executive Officer	Percentage of Bonus Target
Jeffrey Olson	156%
Thomas Caputo	141%
Mark Langer	135%
Arthur Gallagher	133%
Michael Berfield	94%

In late 2010 and early 2011, the committee negotiated and executed employment agreements with Messrs. Olson, Caputo, Langer and Gallagher that extend through 2014. These employment agreements seek to strengthen the relationship between pay and performance by placing a greater portion of these executive officers’ compensation “at risk”. Unlike the previous employment agreements for these executives, the current agreements do not provide minimum or guaranteed bonus payments and instead give the committee the discretion to pay bonuses above, at or below specified bonus targets based on the executive’s individual performance. For 2012, the committee established performance criteria and an incentive bonus plan detailed below which provided these named executive officers with a bonus opportunity of 0% to 200% of the bonus targets specified in their employment agreements. Additionally, the current agreements include one-time, performance based awards of restricted stock that vest on December 31, 2014, the conclusion of the current employment period, only if the return on our common stock over the employment period exceeds both a fixed return threshold and the average total stockholder return of the common stock of a group of our peer companies consisting of DDR Corp., Federal Realty Investment Trust, Kimco Realty Corporation, Regency Centers Corporation and Weingarten Realty Investors. Therefore, these executives will receive the benefit of these shares only if our performance during the current employment period exceeds both a predetermined level and compares favorably to the average total stockholder return of our peers.

In part due to these multi-year awards, year-to-year and executive-to-executive comparisons of total compensation for our named executive officers are difficult to make. Notwithstanding the multi-year nature of these awards, the full compensation expense is required, under applicable disclosure requirements, to be shown solely in the year of grant. For instance, each of Mr. Olson’s 2010 compensation and Mr. Caputo’s 2011 compensation includes both an award of restricted stock with a four-year performance period and a separate award of restricted stock subject to a four-year vesting schedule. Similarly, 2011 compensation for Messrs. Langer and Gallagher includes an award of restricted stock with a four-year performance period. It is not anticipated that these named executive officers will receive additional equity awards of similar size during the duration of their current four year employment periods. On the other hand, because they relate only to one-year periods, the base salaries and annual bonus or incentive compensation of our named executive officers are relatively more stable. The terms of the employment agreements for Messrs. Olson, Caputo, Langer and Gallagher are described below in the section of this proxy statement entitled “Payments Upon Termination of Employment and Change of Control — Employment Agreements with Named Executive Officers.” We have not entered into an employment agreement with Mr. Berfield.

Compensation Objectives

The principal objectives of our executive compensation program are to:

•	attract and retain the most talented executives in our industry;

•	motivate executives to achieve corporate performance objectives as well as individual goals; and

•	align the interests of our executives with those of our stockholders.

Management’s and Advisor’s Role in Compensation Decisions

The committee evaluates, in consultation with the full board, the performance of our CEO, Mr. Olson, and determines his compensation based on this evaluation. Mr. Olson provides significant input in setting the compensation for our other executive officers by proposing the annual performance metrics by which such executives will be measured, providing the committee with an evaluation of their performance and making recommendations for any adjustments to their base and target bonus compensation. He also makes recommendations for equity awards to other employees throughout the company. The committee can accept, reject or modify Mr. Olson’s recommendations as it sees fit, subject to the terms of any applicable employment agreement.

Under its charter, the committee has the authority to engage independent compensation consultants or other advisors. The committee has on occasion relied upon outside advisors to ascertain competitive pay levels, evaluate pay program design, and assess evolving compensation trends. In December 2009, the committee engaged FPL Associates L.P., or FPL, to review our executive compensation programs for Messrs. Olson, Caputo, Langer and Gallagher in connection with the renewal, amendment and restatement of their employment agreements. In addition, in 2010, the committee also engaged FPL to review our compensation arrangement with our chairman of the board. FPL worked closely with the committee throughout 2010 and early 2011 in connection with the execution of amended and restated compensation and employment agreements with these executives. Finally, the committee engaged FPL in 2011 to analyze the director fees and other compensation paid to our directors. In addition, beginning in 2010, the committee engaged the law firm of Reed Smith LLP to advise it with respect to the negotiation of these employment agreements and other ongoing committee matters. The committee did not engage FPL during 2012.

Principal Elements of Compensation and Total Direct Compensation

We have designed our executive compensation program to include three major elements - base salary, annual bonus incentives and long-term equity incentives, such as stock options, restricted stock awards and performance-based equity awards. Historically, the principal elements of compensation with respect to our top executives are agreed to and determined at the time of our entry into the applicable employment agreements with those executives. The employment agreements specify levels and types of compensation, including, base salaries and certain cash and equity bonus targets. Unlike their prior employment agreements, the current employment agreements with Messrs. Olson, Caputo, Langer and Gallagher do not guarantee any minimum bonus compensation levels. The current employment agreements with Messrs. Olson, Caputo, Langer and Gallagher are described below under the heading entitled “Payments upon Termination of Employment and Change of Control – Employment Agreements with Named Executive Officers.” Consistent with our approach towards most of our regional presidents and other executives, we have not entered into an employment agreement with Mr. Berfield. Mr. Berfield’s base salary and target bonus compensation for 2012 was established by the committee in March 2012 with significant input from Mr. Olson.

Although all three of these elements are integrated into our compensation program, the elements are intended to achieve different objectives:

•	base salaries are intended to provide an appropriate level of fixed compensation that will assist in employee retention and recruitment;

•	annual bonus incentives provide additional motivation for the achievement of specified annual objectives at the corporate or individual levels; and

•

long-term equity incentives align the interests of our executives more closely with the interests of our stockholders because they are tied to our financial and stock performance and vest or accrue over a number of years, encouraging executives to remain our employees.

Base Salaries. In order to attract and retain the most talented executives in our industry, we must set the base salaries of executive officers at levels that are competitive with other companies of comparable size and scope that are engaged in the retail real estate industry and that compete with us for executive talent. We expect that the base salaries of our executive officers should be in the upper half of the range of base salaries for comparable positions and tenure at other large real estate companies. Although base salaries are generally targeted at these levels, the actual salary of an executive may be above or below the targets based on factors unique to that executive, such as experience, competency or the availability of meaningful peer data for the executive. In order to benchmark these levels of base salaries, the committee has in the past engaged compensation consultants, as described above, and subscribes to and reviews relevant published executive compensation surveys. Based upon information provided by our compensation consultant and those surveys, we believe that our executives’ base salaries fall within the targeted range.

In addition to the advice received from FPL, in 2010, we reviewed copies of the National Association of Real Estate Investment Trusts’, or NAREIT’s, annual compensation survey. This survey was produced by FPL and its affiliates and had 94 participating companies, both public and private. The data was compiled for 101 positions and was broken down by property sector classification, including retail real estate, company size by capitalization and company size by number of employees. The survey results described base salary, total annual cash compensation, long-term incentive values and total compensation by position.

The committee reviews base salaries of the CEO and the other executive officers annually and makes adjustments, in light of past individual performance as measured by both qualitative and quantitative factors and the potential for making significant contributions in the future. The committee generally considers individual performance factors in addition to our overall performance in a particular year in determining base salary levels. For instance, the committee may consider the completion of one or more strategic projects or transactions, direct contribution to company goals, promotions, etc. in determining base salaries of our executive officers.

Increases in base salary are left to the discretion of the committee. The committee did not adjust the base salary of any of our named executive officers for 2012.

Bonus Incentives. Prior to 2011, we paid annual cash bonuses to executive officers based in part on minimum bonuses provided under the executives’ employment agreements and in part based on the achievement of specified performance measures. However, the current employment agreements with Messrs. Olson, Caputo, Langer and Gallagher, which commenced with the 2011 calendar year, do not include minimum or guaranteed cash bonuses and instead provide for bonus targets expressed as a percentage of base salary. These employment agreements provide the committee with the discretion to pay bonuses above, at or below those target amounts based on the achievement of corporate and/or individual performance measures established by the committee. These employment agreements also provide that for certain of our named executive officers a portion of any annual bonus will be paid in shares of our restricted stock rather than in cash. For this purpose, in accordance with the employment agreements, our shares are valued at a price per share equal to the average closing price on the New York Stock Exchange during the ten trading days immediately preceding the date on which the amount of the bonus is determined by the committee, or the “grant date.” The shares so paid will vest in equal portions on the first, second and third anniversaries of the grant date, subject to the conditions set forth in the applicable executive’s employment agreement. Because our bonus payments are directly related to the achievement of performance measures for a specified period, for purposes of our Summary Compensation Table, we have characterized the cash portion of the 2011 and 2012 incentive bonuses as compensation under non-equity incentive plans and the stock portion as stock awards.

The committee typically determines specific bonus performance criteria and the possible bonus amounts applicable to a given year in February or March of that year. The committee determines whether the bonus performance criteria have been achieved at a meeting in February or March of the following year, and bonuses, if any, are paid by March 15th of each year.

Equity Incentives. The committee strongly believes that providing executives with an opportunity to increase their ownership of our common stock aligns their interests with the interests of our stockholders. Therefore, we offer equity incentives that generally take the form of awards of stock options or shares of restricted stock issued under the 2000 plan, which is administered by the committee.

In connection with their current employment agreements, Messrs. Olson and Caputo received awards of restricted stock that vest over four years. Additionally, the employment agreements with Messrs. Langer and Gallagher provide that half of their annual bonuses will be paid in shares of our restricted stock subject to a three-year vesting schedule, rather than in cash. For 2012, the committee also designated that a portion of Mr. Berfield’s annual bonus be paid in shares of our restricted stock subject to the same three-year vesting schedule.

In negotiating the current employment agreements with Messrs. Olson, Caputo, Langer and Gallagher, the committee also sought a compensation program that would incentivize such executives to maximize stockholder return on both an absolute and relative basis. Therefore, as part of their current employment agreements, these individuals received an upfront award of restricted stock that will vest on December 31, 2014 if the annual internal rate of return, on a compounded basis, of an investment in our common stock in the years 2011 through 2014 exceeds both a designated level and the average annual internal rate of return, on a compounded basis, of the common stock of a group of our peer companies, consisting of DDR Corp., Federal Realty Investment Trust, Kimco Realty Corporation, Regency Centers Corporation and Weingarten Realty Investors. Descriptions of these long-term incentive awards are provided in the section of this proxy statement entitled “Payments Upon Termination of Employment and Change of Control – Employment Agreements with Named Executive Officers.”

Total Annual Compensation. The committee considers total annual compensation, in addition to individual elements of compensation, when assessing the competitiveness of our pay practices. Once again, to gauge this competitiveness, the committee consulted with FPL in late 2009 through early 2011 and reviewed the NAREIT compensation survey in connection with the review and implementation of the current employment agreements for Messrs. Olson, Caputo, Langer and Gallagher. Total annual compensation for a given year consists of salary, annual cash bonus earned and the value of the stock options and restricted stock awards earned, paid or awarded during that year. While the total compensation varies for each of the named executive officers, we believe that the amounts reflect the committee’s judgment as to the relative contributions and experience of those executives, as well as comparability of their compensation to similarly placed executives in our industry, as determined based upon consultation with the committee’s compensation consultant and review of the NAREIT annual compensation survey. As discussed in more detail above, however, it is important to note that annual grants of equity awards that have multi-year performance periods and/or vesting schedules tend to make year-over-year and executive-to-executive comparisons difficult.

Other Elements of Compensation

Retirement and Health and Welfare Benefits. We have never had a traditional or defined benefit pension plan. We do, however, maintain a 401(k) retirement plan in which all employees can participate on the same terms. Under the 401(k) retirement plan, we match 100% of the participant’s contribution up to 3% of the participant’s annual compensation and 50% of the contribution for the next 3% of the participant’s annual compensation. Our matching contributions are 100% vested when made. Our matching contributions are subject to applicable Internal Revenue Service limits and regulations. The contributions that we made to the 401(k) accounts of the named executive officers are included in the All Other Compensation column of the Summary Compensation Table on page 29 and are detailed in a footnote to that table.

Employment, Termination and Change of Control Agreements. We have employment agreements with Messrs. Olson, Caputo, Langer and Gallagher. A summary of these employment agreements appears in the section of this proxy statement entitled “Payments Upon Termination of Employment and Change of Control – Employment Agreements with Named Executive Officers.” These agreements provide for various payments and benefits to be made to these executives if their employment with us is terminated for certain reasons, including subsequent to a change of control. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail below. The payments provided for in these agreements are to ensure the ongoing commitment of these executive officers to the best interests of our stockholders in the event of a change of control or other potential termination events. We have not entered into any such arrangements with Mr. Berfield.

Personal Benefits. We provide certain other benefits to certain of our named executive officers under their employment agreements. We provide Mr. Olson with the use of an automobile, Mr. Caputo with the use of automobile transportation services and Mr. Berfield with an automobile allowance. Subject to certain limits, we also reimburse Messrs. Olson, Caputo, Langer and Gallagher for premiums paid by the executives for life, disability and other similar insurance policies.

2012 Compensation Decisions

In 2012, our named executive officers consisted of Messrs. Olson, Caputo, Langer, Gallagher and Berfield.

Base Salaries. We executed new employment agreements with each of Messrs. Olson, Caputo, Langer and Gallagher in late 2010 and early 2011. Therefore, the base salaries of these executives for the 2012 calendar year were the amounts set forth in those agreements and were determined as discussed above in “Principal Elements of Compensation and Total Direct Compensation – Base Salaries.” Mr. Berfield’s base salary of $300,000 for 2012 was reviewed by the committee and established in March 2012.

Annual Incentive Bonuses. As discussed above, the current employment agreements with Messrs. Olson, Caputo, Langer and Gallagher specify bonus targets (expressed as a percentage of base salary, 50% for each of Messrs. Olson and Caputo and 100% for each of Messrs. Langer and Gallagher) and provide the committee with the discretion to pay bonuses above, at or below these bonus targets based on the achievement of corporate and/or individual performance measures established each year. In March 2012, the committee established a 2012 bonus target for Mr. Berfield of 183% of his base salary. In March 2012, the committee also established our 2012 incentive bonus plan, which consisted of a set of performance measures for each named executive officer and provided a maximum bonus opportunity of 200% of each executive’s target bonus except in the case of Mr. Berfield for whom the committee established a maximum bonus opportunity of 142% of his target bonus. Expressed in dollar values, the maximum potential bonus amount payable to each of Messrs. Olson, Caputo, Langer and Gallagher was the same in 2012 as in 2011. Unlike the company’s 2011 incentive bonus plan, the 2012 incentive bonus plan did not guarantee any minimum bonus payment. Expressed in dollar values, the maximum potential bonus amount payable to each named executive officer under the 2012 incentive bonus plan was as follows:

Named Executive Officer	Dollar Value of Maximum Bonus
Jeffrey Olson	$975,000
Thomas Caputo	$650,000
Mark Langer	$924,000
Arthur Gallagher	$724,000
Michael Berfield	$779,178

For Messrs. Olson and Caputo, performance measures under the 2012 incentive bonus plan were largely based on the achievement of company-wide objectives. For Messrs. Langer, Gallagher and Berfield, the performance measures were more closely tailored to the achievement of goals for which such executive was individually responsible but also included a component relating to the achievement of the company-wide objectives applicable to Messrs. Olson and Caputo. In each case, the committee believed that the performance measures were appropriate because their achievement should contribute to our long-term success and the creation of value for our stockholders.

The following charts identify the individual performance measures applicable to each named executive officer, the range of performance in 2012 for which points were awarded and the weighting of each of the performance measures to the overall score. Messrs. Olson, Caputo, Langer and Gallagher received between one and five points for each individual performance measure depending on actual performance relative to the stated performance range. A different scoring methodology was used for Mr. Berfield who generally received between zero and three points for each individual performance measure depending on actual performance relative to the stated performance range.

Performance Measures - Messrs. Olson and Caputo	Performance Range	Measurement Weighting
Same-property occupancy growth	-0.50% to 1.50%	17.5%
Same-property NOI growth[2]	0% to 2.00%	17.5%
Change in IFRS Value of Lowest 20% of Assets[3]	-5% to 5%	17.5%
AFFO per share[4]	$0.95 to $1.07	17.5%
Compensation Committee’s evaluation	1 to 5	30%

2 NOI, or net operating income, is a non-GAAP measure that is viewed by management as an important internal measurement of operating performance as it reflects only those income and expense measures that are recognized and incurred at the property level. The most directly comparable GAAP financial measure is income from continuing operations before tax and discontinued operations, which, to calculate NOI, is adjusted to add back amortization of deferred financing fees, rental property depreciation and amortization, interest expense, impairment losses, general and administrative expense, and to exclude revenue earned from management and leasing services, straight line rent adjustments, accretion of below market lease intangibles (net), gain on sale of real estate, equity in income (loss) of unconsolidated joint ventures, gain on bargain purchase and acquisition of controlling interest in subsidiary, gain (loss) on extinguishment of debt, investment income, and other income. More information with respect to the calculation of NOI, the presentation of NOI on a “same-property” basis and a reconciliation of net operating income (loss) to income from continuing operations before tax and discontinued operations can be found on page 41 of our Annual Report on Form 10-K for the year ended December 31, 2012 and in Note 20, “Segment Reporting,” to the Consolidated Financial Statements included therein.

3 As part of the 2012 incentive bonus plan, Messrs. Olson and Caputo were evaluated on the increase in appraised value of the company’s 83 smallest assets (measured by appraised value) which comprised 20% of the overall fair market value of the company’s portfolio (measured as of December 31, 2011). The company maintains an appraisal program pursuant to which it periodically conducts internal and/or external appraisals of each of its properties in order to provide its principal shareholder, Gazit-Globe Ltd., with financial statements prepared in accordance with International Financial Reporting Standards, or IFRS. These appraisals served as the basis for measurement of performance with respect to this element of the 2012 incentive bonus plan.

4 We believe FFO (when combined with the presentations in our financial statements under GAAP) is a useful supplemental measure of our operating performance that is a recognized metric used extensively by the real estate industry and, in particular, REITs. For a discussion of FFO and reconciliations of FFO and FFO per share to net income and earnings per diluted share, respectively, please see pages 30 and 31 of our Annual Report on Form 10-K for the year ended December 31, 2012. AFFO is a non-GAAP measure that, for these purposes, was calculated by adjusting FFO for the following items: plus goodwill impairments, plus transaction costs associated with acquisition and disposition activity, plus amortization of deferred finance fees, plus share based compensation expense, plus loss on debt extinguishment (net), less gain on land sales, less lease termination fee income, less straight line rent adjustments, less accretion of below market lease intangibles (net), less accretion of debt discount (net) and less a measure of recurring capital expenditures.

Performance Measures - Mr. Langer	Performance Range	Measurement Weighting
Quality of financial reporting, budgeting and internal controls	1 to 5	25%
Quality of balance sheet planning	1 to 5	20%
Progress on IT and organization decentralization initiatives	1 to 5	25%
Achievement of Messrs. Olson and Caputo’s objective goals	1 to 5	20%
Audit and Compensation Committee’s evaluation	1 to 5	10%

Performance Measures - Mr. Gallagher	Performance Range	Measurement Weighting
Florida same-property occupancy growth	-0.50% to 1.50%	20%
Florida same-property NOI growth	0% to 1.50%	20%
Incremental redevelopment projects (millions)	$3 to $50	10%
Change in IFRS Value of Lowest Tier of Florida Assets	-5% to 5%	10%
Achievement of Messrs. Olson and Caputo’s objective goals	1 to 5	20%
Compensation Committee’s evaluation	1 to 5	20%

Performance Measures - Mr. Berfield (weighted equally)	Performance Range
Completion of construction at The Gallery at Westbury Plaza (on time and on budget)	0 to 3
Achieve 70% leasing at The Gallery at Westbury Plaza	0 No; 2 Yes
Origination of new development projects (millions)	$0 to $100
Origination of new acquisitions (millions)	$0 to $100
Achievement of Messrs. Olson and Caputo’s objective goals	1 to 3
Compensation Committee’s evaluation	0 to 3

Based on the results of their individual performance measures and the weighting assigned to each measure, each of Messrs. Olson, Caputo, Langer and Gallagher received a final weighted average score between 1.00 and 5.00 points. The weighted average score was then converted into a multiple of each executive’s target bonus based on the following:

Weighted Average Score	Target Bonus Payment Multiple
1.00 point	0
Greater than 1.00 but less than 5.00 points	(Weighted average score minus 1) ÷ 2
5.00 points	2.00

At the time the 2012 incentive bonus plan was adopted, the committee determined that Mr. Berfield would earn $29,167 in cash and $16,667 in stock for each point earned on his performance measures (maximum 17 points).

Based on actual performance in 2012 and the weightings assigned to each performance measure, the committee determined that Messrs. Olson and Caputo earned weighted average scores of 4.125 points and 3.825 points, respectively, which entitled them to 2012 incentive bonuses of approximately 156% and 141% of the bonus targets set forth in their respective employment agreements. Therefore, Messrs. Olson and Caputo received incentive awards of $761,719 and $459,063, respectively, for calendar year 2012. Pursuant to the terms of their employment agreements, these awards were paid in cash.

Based on actual performance in 2012 and the weightings assigned to each performance measure, the committee determined that Mr. Langer earned a weighted average score of 3.70 points, which entitled him to a 2012 incentive bonus of approximately 135% of the bonus target set forth in his employment agreement. 50% of this award was payable in cash and 50% was payable in shares of our restricted stock with a pro rata vesting schedule of three years, provided that the number of shares awarded to Mr. Langer on account of this 2012 incentive bonus was reduced by 12,500 shares pursuant to the terms of his employment agreement. Therefore, Mr. Langer received an incentive award of $311,850 in cash and $26,162, or 1,145 shares, of restricted stock for calendar year 2012.

Based on actual performance in 2012 and the weightings assigned to each performance measure, the committee determined that Mr. Gallagher earned a weighted average score of 3.65 points, which entitled him to a 2012 incentive bonus of approximately 133% of the bonus target set forth in his employment agreement. Therefore, Mr. Gallagher received an incentive award of $479,650 for calendar year 2012. Pursuant to the terms of his employment agreement, 50% of this award was paid in cash and 50% was paid in shares of our restricted stock with a pro rata vesting schedule of three years.

Based on actual performance in 2012, the committee determined that Mr. Berfield earned a score of 11.25 points, which entitled him to a 2012 incentive bonus of 94% of the bonus target established by the committee for Mr. Berfield in March 2012. Therefore, Mr. Berfield received an incentive award of $515,625 for calendar year 2012. Pursuant to the terms established by the committee in March 2012 governing Mr. Berfield’s 2012 annual incentive bonus, 64% of the award to Mr. Berfield was paid in cash and 36% of the award was paid in shares of our restricted stock with a pro rata vesting schedule of three years.

Tax Issues

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally prohibits any publicly held company from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table other than its chief financial officer. Exceptions are made for qualified performance-based compensation, among other things. Base salaries, minimum bonuses and awards of restricted stock that vest merely upon the passage of time do not qualify as performance-based compensation. Stock options granted with exercise prices equal to the fair market value of a share of our common stock on the grant date should qualify as performance-based compensation for this purpose.

In structuring our compensation programs, the committee considers Section 162(m) and the exception for performance-based compensation. However, the committee does not believe that it is necessarily in our best interests and the best interests of our stockholders for all compensation to meet the requirements of Section 162(m) for deductibility and the committee is not limited to paying compensation under the 2000 plan that is qualified under Section 162(m). As a result, the committee has determined that it is appropriate at times to make compensation awards that are non-deductible under Section 162(m). During 2012, compensation paid to certain named executive officers exceeded the maximum amount deductible under Section 162(m).

As long as we qualify as a REIT, we do not pay taxes at the corporate level. To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital.

Section 409A. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. As amended, Section 409A of the Code affects the payments of certain types of deferred compensation to key employees. We believe we are operating in compliance with the statutory provisions, which were effective January 1, 2005.

Other Compensation Policies

The Role of Stockholder Advisory Votes on Compensation. At our 2012 annual meeting of stockholders, our executive compensation program received the support of approximately 96% of shares that were voted in respect thereof. The committee has considered the results of this advisory vote and views this outcome as evidence of stockholder support of our executive compensation decisions and policies. Accordingly, the committee has substantially maintained its executive compensation policies for 2013. The committee will consider the outcome of future advisory votes in connection with its ongoing evaluation of our compensation program.

Stock Option and Equity Award Grant Practices. The committee usually grants annual incentive equity awards in February of each year at a meeting called, among other reasons, for the purpose of evaluating prior year performance and applicable annual incentive compensation. In 2012, equity awards for non-executives were made at a committee meeting held on February 14, 2012 and equity awards for executives were made at a committee meeting held on February 20, 2012. The grant date of those awards is the date of the meeting, which date is determined without regard to current or anticipated stock price levels or the release of material non-public information.

The committee may also make, and in the past has made, special grants during the course of the year, primarily for new hires, promotions to retain valued employees, to award exceptional performance or otherwise. Generally, these special grants are subject to performance or time vesting, and are issued on the date of grant approval or upon a date following the grant approval date, such as the date on which a new hire commences his or her employment with the company. The committee made no such special grants to named executive officers in 2012.

The exercise price for any equity option award is equal to the fair market value of the company’s common stock on the date of grant. Under the 2000 plan, the fair market value is equal to the closing sales price for a share of our common stock as reported on the New York Stock Exchange on the effective date of the grant as approved by the committee or the board of directors, unless otherwise approved by the committee. Under the prior employment agreement with Mr. Olson, the committee determined the fair market value of our common stock, and therefore the exercise price, by computing the average closing price of our common stock for the ten trading days immediately prior to the grant date.

Stock Ownership Guidelines. The committee has not currently adopted any stock ownership guidelines for our executives. The committee does, however, periodically review the levels of equity ownership by its executives and the periodic sales activity by those executives.

In order to further align the interests of our stockholders and directors, our corporate governance guidelines include stock ownership guidelines for our directors. Pursuant to these guidelines, our directors are expected to own or acquire at least 10,000 shares of our common stock within three years of first becoming a director. Compliance with these guidelines is tested at the end of each fiscal year. Absent a waiver from the nominating and corporate governance committee or other exemption, a director may not be nominated for re-election to our board at a time when he or she is not in compliance with these stock ownership guidelines.

Recovery of Performance-based Awards. We do not have a policy regarding the recovery of performance-based awards in the event of a financial statement restatement beyond the requirements of Section 302 of the Sarbanes-Oxley Act of 2002. That statute requires the chief executive and chief financial officers of a publicly-held company to repay certain amounts if the company restates its financial statements as a result of financial reporting misconduct. The amounts to be repaid consist of (1) any bonus or other incentive-based or equity-based compensation received from the company during a twelve month period following the filing of the financial document in question; and (2) any profits realized from the sale of securities of the company during that period. Our employment agreements with our named executive officers provide that the bonuses and other incentive-based or equity-based compensation received by an executive from us, and any profits realized by the executive from the sale of securities of the company, are subject to the forfeiture and clawback requirements in the Sarbanes-Oxley Act and other applicable laws, rules and regulations, and that any such repayment or forfeiture must be made within 30 days after notice thereof from us.

Risk Considerations in our Compensation Programs

We have reviewed our compensation structures and policies as they pertain to risk and has determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on the company. In making such determination, we reviewed the design and operation of our executive compensation policies and practices and took into consideration that for our named executive officers who have the largest potential bonuses, a significant portion of their total pay is composed of shares of restricted stock that vest over three to four years and, in the past, has included stock options that vest over similar periods and have a ten-year life. Furthermore, long-term performance-based compensation given to our named executive officers is primarily in the form of equity awards with performance measures based on total stockholder return, both on a relative and absolute basis, over a multiyear period.

We believe that the equity award structures and the corresponding vesting conditions and periods applicable to such awards encourage actions and behaviors that increase long-term stockholder value rather than short-term risk taking that could materially and adversely affect the company’s business. In addition, annual incentive compensation awarded to each of our executive officers is based on a number of executive-specific performance metrics, thereby reducing the likelihood that our executives are overly focused on any single metric that might encourage risky behavior. Finally, the potential for excessive risk taking is further mitigated by the fact that non-executive employees typically receive only a small percentage of their total compensation in the form of variable, performance-based compensation, other than in the case of leasing agents who receive market-based leasing commissions.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or awarded to each of our named executive officers for 2012, 2011 and 2010. For a more thorough discussion of our executive compensation program, see Compensation Discussion and Analysis which begins on page 18 of this proxy statement.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)

Jeffrey S. Olson Chief Executive Officer	2012 2011 2010	975,000 975,000 672,750	- - 1,164,000	- - 6,459,281	- - 803,562	761,719 682,500 -	95,004 70,292 53,941	1,831,723 1,727,792 9,153,534
Thomas A. Caputo President	2012 2011 2010	650,000 650,000 600,000	- - 300,000	- 3,395,090 -	- 368,000 410,696	459,063 455,000 -	97,492 98,276 83,909	1,206,555 4,966,366 1,394,605
Mark Langer Executive Vice President and Chief Financial Officer	2012 2011 2010	462,000 462,000 400,000	- - 250,000	26,558 1,571,045 -	- 368,000 394,718	311,850 323,400 -	61,785 35,414 43,801	862,193 2,759,859 1,088,519
Arthur L. Gallagher Executive Vice President and President - Florida	2012 2011 2010	362,000 362,000 300,000	- - 200,000	243,385 1,293,756 140,063	- 100,028 158,584	239,825 253,400 -	52,830 44,352 32,011	898,040 2,053,536 830,658
Michael Berfield Executive Vice President - Development	2012	300,000	-	186,813	-	328,125	46,746	861,684

(1)	Represents amounts paid as bonuses for performance in respect of the applicable year. These amounts were either minimum bonuses required under the executive’s employment agreement or a discretionary bonus that was not performance based. Mr. Olson’s bonus for 2010 includes a pro rata portion of a signing bonus of $2,056,000, which was paid in four annual installments of $514,000.

(2)	Represents the aggregate grant date fair values for the stock awards granted under the 2000 plan during or with respect to the applicable calendar year, which are computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification, or ASC, 718, Compensation – Stock Compensation, calculated using either the average of the high and low trading price of our common stock on the grant date or based on the probable outcome of meeting the performance conditions of the awards, as applicable. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 19, “Share-Based Payment Plans,” to the Consolidated Financial Statements included in our 2012 Annual Report to Stockholders.

Included in these amounts for 2011 are awards to Messrs. Caputo, Langer and Gallagher under a long-term incentive plan authorized under their employment agreements with grant date fair values of $2,088,163, $1,491,549 and $894,928, respectively. The maximum number of shares of restricted stock issuable (assuming the highest level of performance under the plan) to each of these executives is 373,333, 266,667 and 160,000, respectively. 2011 amounts also include awards of restricted stock to Messrs. Langer and Gallagher with grant date fair values of $79,496 and $256,122, respectively, in partial payment of their 2011 incentive bonuses.

Included in these amounts for 2010 is an award to Mr. Olson under a long-term incentive plan authorized under his employment agreement with a grant date fair value of $4,512,284. The maximum number of shares of restricted stock issuable (assuming the highest level of performance under the plan) is 582,412.

The terms of our long-term incentive awards are described below in the section of this proxy statement entitled “Payments Upon Termination of Employment and Change of Control - Employment Agreements with Named Executive Officers.”

(3)	Represents the aggregate grant date fair values for the stock option awards under the 2000 plan during the applicable calendar year, which are computed in accordance with ASC 718, Compensation – Stock Compensation. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 19, “Share-Based Payment Plans,” to the Consolidated Financial Statements included in our 2012 Annual Report to Stockholders.

(4)	Amounts shown in this column represent the cash portion of incentive bonuses paid under our 2011 and 2012 incentive bonus plans. Our 2012 incentive bonus plan is described above in the section entitled “Compensation Discussion and Analysis – 2012 Compensation Decisions – Annual Incentive Bonuses.” In accordance with their employment agreements, each of Messrs. Olson and Caputo received 100% of their 2011 and 2012 annual bonuses in cash and each of Messrs. Langer and Gallagher received 50% of their 2011 and 2012 annual bonuses in cash and 50% in shares of restricted stock, subject to reduction, in the case of Mr. Langer, as provided under his employment agreement. Mr. Berfield received 64% of his 2012 annual bonus in cash and 34% in shares of restricted stock.

(5)	The amounts shown in this column for 2012 include the following:

Name	Company Contributions to Retirement and 401(k) Plans	Automobile Costs*	Insurance	Total
Jeffrey S. Olson	$17,000	$20,628	$57,376	$95,004
Thomas A. Caputo	$21,000	$56,027	$20,465	$97,492
Mark Langer	$15,430	-	$46,355	$61,785
Arthur L. Gallagher	$13,866	-	$38,964	$52,830
Michael Berfield	$12,300	$9,600	$24,846	$46,746

* Represents amounts paid by us with respect to an automobile provided to Mr. Olson for his use, automobile transportation services provided to Mr. Caputo and a car allowance provided to Mr. Berfield.

GRANTS OF PLAN-BASED AWARDS FOR 2012

	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeffrey S. Olson	3/27/2012	-	487,500	975,000	-	-	-
Thomas A. Caputo	3/27/2012	-	325,000	650,000	-	-	-
Mark Langer	3/27/2012	-	231,000	462,000	-	$231,000 (2)	$462,000 (2)
Arthur L. Gallagher	3/27/2012	-	181,000	362,000	-	$181,000 (2)	$362,000 (2)
Michael Berfield	3/27/2012	-	350,000	495,839	-	$200,000 (2)	$283,339 (2)

(1)	Represents the cash portion of the potential payout under the 2012 incentive bonus plan described above in the section entitled “Compensation Discussion and Analysis – 2012 Compensation Decisions – Annual Incentive Bonuses.”

(2)	Represents, in dollars, value of potential awards of restricted stock issuable as partial payment of 2012 incentive bonuses for Messrs. Langer, Gallagher and Berfield pursuant to the 2012 incentive bonus plan (subject to reduction, in the case of Mr. Langer, as provided under his employment agreement) described above in the section entitled “Compensation Discussion and Analysis – 2012 Compensation Decisions – Annual Incentive Bonuses.” These awards are denominated in dollars but payable in shares of restricted stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Jeffrey S. Olson	800,000	-	$ 24.70	9/4/2016	58,240	$1,223,622	582,412	$12,236,476
	64,660	-	$ 26.41	12/31/2016
	200,000	-	$ 23.04	12/31/2017
	200,000	-	$ 17.79	12/31/2018
	200,000	-	$ 16.34	12/31/2019
	200,000	-	$ 17.72	12/31/2020
	-	45,000(a)	$ 18.88	2/28/2020
Thomas A. Caputo	250,000	-	$ 21.75	3/13/2018	34,666	$728,333	373,333	$7,843,726
	67,500	25,000(b)	$ 11.59	2/22/2019
	50,000	50,000(c)	$ 18.88	2/28/2020
	-	16,500(d)	$ 19.13	3/16/2020
	25,000	75,000(e)	$ 19.07	2/20/2021
Mark Langer	30,000	-	$ 22.78	1/1/2018	29,017	$609,647	266,667	$5,602,674
	30,000	-	$ 11.59	2/22/2019
	50,000	50,000(f)	$ 14.76	4/23/2019
	50,000	50,000(c)	$ 18.88	2/28/2020
	-	12,000(d)	$ 19.13	3/16/2020
	25,000	75,000(e)	$ 19.07	2/21/2021
Arthur L. Gallagher	10,000	-	$ 17.17	12/31/2013	20,442	$429,486	160,000	$3,361,600
	10,000	-	$ 23.52	12/31/2014
	30,000	-	$ 26.66	1/1/2017
	40,000	-	$ 21.64	2/27/2018
	115,316	-	$ 11.59	2/22/2019
	19,077	9,538(g)	$ 18.88	2/28/2020
	-	16,500(d)	$ 19.13	3/16/2020
	9,186	18,370(h)	$ 19.07	2/21/2021
Michael Berfield	20,000	10,000(i)	$ 18.88	2/28/2020	8,615	$181,001	-	-

(1)

The options vest as follows: (a) on March 1, 2013, (b) on February 23, 2013, (c) pro rata over two years commencing on March 1, 2013, (d) on March 17, 2013, (e) pro rata over three years commencing on February 21, 2013, (f) on April 24, 2013, (g) on March 1, 2013, (h) pro rata over two years commencing on February 21, 2013 and (i) on January 1, 2013.

(2)	Consists of the following restricted stock awards that have been awarded but not fully vested:

	Year of Award	Number of Shares	Note
Jeffrey S. Olson	2006	5,060	(a)
	2010	53,180	(a)
Thomas A. Caputo	2011	34,666	(a)
Mark Langer	2009	25,000	(b)
	2012	4,017	(c)
Arthur L. Gallagher	2010	2,500	(d)
	2011	5,000	(e)
	2012	12,942	(c)
Michael Berfield	2011	3,496	(e)
	2012	5,119	(f)

Notes:

The shares of restricted stock vest as follows: (a) on December 31, 2014, (b) on April 24, 2013, (c) pro rata over three years commencing on February 20, 2013, (d) on March 1, 2013, (e) pro rata over two years commencing on February 21, 2013 and (f) pro rata over three years commencing on February 14, 2013.

(3)	The amounts in this column have been computed based on the $21.01 closing price per share of our common stock on December 31, 2012.

(4)	Represents awards of restricted stock granted to Messrs. Olson, Caputo, Langer and Gallagher under the long-term incentive plan authorized under their employment agreements, which stock vests, in whole or in part, on December 31, 2014, upon the achievement of certain performance criteria. These awards are described above in the section entitled “Compensation Discussion and Analysis – Principal Elements of Compensation and Total Direct Compensation – Equity Incentives.”

2012 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)(1)
Jeffrey S. Olson	–	–	58,242	$1,221,626

Thomas A. Caputo	7,500	$69,788	46,284	$947,113

Mark Langer	–	–	2,500	$48,325

Arthur L. Gallagher	35,000	$252,040	7,500	$145,863

Michael Berfield	–	–	1,748	$34,829

(1)	The value realized on vesting has been computed based on the average of the high and low price of the stock on the vesting date.

DIRECTOR COMPENSATION

Pursuant to an amended director compensation plan adopted in March 2011, non-employee directors are eligible to receive 3,300 shares of common stock upon their initial election to the board of directors and 3,300 shares of common stock annually on January 1 of each year of their service (in both cases, 2,000 of which are granted pursuant to an automatic grant under the 2000 plan and 1,300 of which are granted by resolution of the compensation committee), which shares shall vest, in both cases, half on December 31 of the year of the grant and the other half on December 31 of the following year. In addition, under the 2000 plan, our lead director receives an additional 1,000 shares of common stock annually on January 1, which shares vest in the same manner as the other shares granted to directors, provided that if the fair market value of such shares on the date of grant is less than $20,000, then the lead director will receive a supplemental grant so that the fair market value of the shares received equals $20,000. In addition, non-employee directors will receive an annual cash fee in the amount of $40,000, payable each May following the annual meeting at which they are elected; chairs of the audit, compensation and nominating and corporate governance committees will receive an annual grant of shares of our common stock with a fair market value on the date of grant of $20,000, $20,000 and $10,000, respectively, following the annual meeting at which they are elected which shares shall vest half on December 31 of the year of the grant and the other half on December 31 of the following year; and committee members will receive an annual cash fee of $7,500, payable each May (other than members of the audit committee, who will receive an annual cash fee of $10,000). In addition, each non-employee director will receive a fee of $1,500 for each meeting attended in person or telephonically, plus reimbursement for reasonable expenses incurred in attending the meeting. Mr. Olson, who is also our chief executive officer, is not paid any director’s fees. In addition, Mr. Katzman, our chairman of the board, is paid pursuant to the terms of a chairman compensation agreement, which is described separately below under the section entitled “Payments upon Termination of Employment and Change of Control - Our Chairman’s Compensation Agreement,” and is not paid any of the director fees described above.

In order to further align the interests of our stockholders and directors, our board of directors has adopted stock ownership guidelines for our directors, which are described above under the section entitled “Other Compensation Policies - Stock Ownership Guidelines.”

The following table summarizes the compensation of our non-employee directors in 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Noam Ben-Ozer	$10,500	$ 175,253	–	$185,753
James Cassel	$98,000	$ 56,513	–	$154,513
Cynthia Cohen	$91,000	$ 76,519	–	$167,519
David Fischel	$52,000	$ 56,513	–	$108,513
Neil Flanzraich	$83,500	$ 86,507	–	$170,007
Nathan Hetz	$74,000	$ 56,513	–	$130,513
Chaim Katzman	–	–	–	–
Peter Linneman	$94,000	$ 76,519	–	$170,519
Galia Maor	$34,500	$ 70,340	–	$104,840
Dori Segal	$62,500	$ 56,513	–	$119,013

(1)	Represents the aggregate grant date fair values for stock awards granted during the year, which are computed in accordance with ASC 718, Compensation - Stock Compensation, calculated using the average of the high and low trading price of our common stock on the grant date.

The following table sets forth the aggregate number of shares of restricted stock and stock options held by each non-employee director as of December 31, 2012:

Name	Number of Shares of Restricted Stock	Number of Unvested Options	Number of Vested Options
Mr. Ben-Ozer	–(1)	–	–
Mr. Cassel	1,650	–	–
Ms. Cohen	2,128	–	–
Mr. Fischel	1,650	–	–
Mr. Flanzraich	2,473	–	–
Mr. Hetz	1,650	–	–
Mr. Katzman	197,866	–	437,317
Dr. Linneman	2,128	–	–
Ms. Maor	1,650	–	–
Mr. Segal	1,650	–	–

(1)	Upon his decision not to seek re-election to our board of directors, and in appreciation of Mr. Ben-Ozer’s 16 years of service to the company as an independent director, the compensation committee accelerated the vesting of 5,202 unvested shares of our common stock previously awarded to Mr. Ben-Ozer.

The aggregate ASC 718, Compensation – Stock Compensation grant date fair value of each of the restricted stock awards granted in 2012 was as follows:

Name	Grant Date	Number of Shares of Restricted Stock Granted	Grant Date Fair Value
Mr. Ben-Ozer	1/1/2012	3,300	$56,513
	2/20/2012	6,000 (1)	$118,740
Mr. Cassel	1/1/2012	3,300	$56,513
Ms. Cohen	1/1/2012	3,300	$56,513
	5/14/2012	957	$20,006
Mr. Fischel	1/1/2012	3,300	$56,513
Mr. Flanzraich	1/1/2012	4,468	$76,515
	5/14/2012	478	$9,993
Mr. Hetz	1/1/2012	3,300	$56,513
Mr. Katzman	–	–	–
Dr. Linneman	1/1/2012	3,300	$56,513
	5/14/2012	957	$20,006
Ms. Maor	8/27/2012	3,300	$70,340
Mr. Segal	1/1/2012	3,300	$56,513

(1)	Upon his decision not to seek re-election to our board of directors, and in appreciation of Mr. Ben-Ozer’s 16 years of service to the company as an independent director, the compensation committee awarded Mr. Ben-Ozer 6,000 shares of our common stock.

PAYMENTS UPON TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

Agreements with our chairman and Messrs. Olson, Caputo, Langer and Gallagher require us to make certain payments and provide certain benefits to them in the event of a termination of their agreement or employment, as applicable, following a change of control of our company. This section provides a discussion of those payments and benefits, along with certain other terms of those agreements that are in effect as of the date of this proxy statement. We have not entered into any such arrangements with Mr. Berfield.

Our Chairman’s Compensation Agreement. Chaim Katzman has served as our chairman of the board since we were founded in 1992. Until December 2006, he also served as our CEO and was therefore an employee-director. Effective January 1, 2007, following his resignation as CEO and the termination of his employment, we entered into a chairman’s compensation agreement with him. We entered into a new chairman’s compensation agreement with Mr. Katzman effective January 1, 2011. The term of this new agreement ends December 31, 2014 and will automatically renew for successive one-year periods unless either party gives the other written notice of termination at least 90 days before its expiration.

In connection with his new agreement, Mr. Katzman received 380,000 shares of restricted stock, of which (i) 31,250 shares vested on January 1, 2011; (ii) 7,266 shares vest on the first day of each calendar month beginning February 2011 and ending December 2014; and (iii) 7,248 shares will vest on December 31, 2014, subject in each case to the continued retention of Mr. Katzman under the chairman’s compensation agreement. We also granted to Mr. Katzman the right to register any or all securities (including stock options) of Equity One held by him at any time during the term when we propose to register any of our securities under the Securities Act of 1933, as amended.

If the chairman’s compensation agreement is terminated due to death or “disability” (as defined in the agreement) of Mr. Katzman, all unvested stock options and unvested shares of restricted stock granted to Mr. Katzman prior to the date of termination that would have vested during the 90-day period following his death or disability will fully vest as of the date of termination. If the agreement is terminated (a) by us “without cause,” or (b) by Mr. Katzman for “good reason” (as such terms are defined in the agreement), all unvested stock options and unvested shares of restricted stock granted to Mr. Katzman prior to the date of termination that would have vested at any time in the 365 days following the date of termination will fully vest as of the date of termination. If the agreement is terminated (a) by us “with cause,” or (b) by Mr. Katzman other than for “good reason” (as such terms are defined in the agreement), all unvested stock options and unvested shares of restricted stock granted to Mr. Katzman prior to the date of termination that would have vested in the calendar month when the date of termination occurs will fully vest as of the date of termination.

Under the chairman’s compensation agreement, we have the right to elect, within 20 days following the date of termination of the chairman’s compensation agreement, to redeem any shares of restricted stock that will vest specifically as a result of the termination of the chairman’s compensation agreement for an amount equal to the average closing price of our common stock on the principal stock exchange on which such common stock is then listed and traded during the ten trading days prior to the date of termination.

Employment Agreements with Named Executive Officers. We have executed employment agreements with Messrs. Olson, Caputo, Langer and Gallagher. A description of those agreements is as follows:

Term:	All of the agreements will expire on December 31, 2014. Each of these employment agreements is automatically renewable annually unless either party gives written notice of an intent not to renew.

Base Salary:	• Mr. Olson. $975,000 • Mr. Caputo. $650,000 • Mr. Langer. $462,000 • Mr. Gallagher. $362,000 The base salaries for these executives can be increased annually at the discretion of the committee.

Bonus:

Each executive is entitled to an annual bonus based upon the achievement of certain performance levels established by the committee. It is anticipated that the performance levels will be set for each calendar year so that each executive can reasonably be expected to earn a bonus for such calendar year in an amount equal to the following percentage of his base salary:

•     Mr. Olson. 50% of base salary

•     Mr. Caputo. 50% of base salary

•     Mr. Langer. 100% of base salary

•     Mr. Gallagher. 100% of base salary

Bonuses for Messrs. Olson and Caputo are payable in cash, as they received up-front awards of restricted stock; bonuses for Messrs. Langer and Gallagher are payable one-half in cash and one-half in shares of our restricted stock, which shares will vest in equal portions on the first, second and third year anniversaries of the grant date, subject to the executive then being employed by us, provided that the number of shares of restricted stock that would otherwise be granted to Mr. Langer for any bonus with respect to the 2011 or 2012 calendar years will be reduced (but not below zero) by 12,500 shares. No bonus will be payable for Mr. Langer or Mr. Gallagher in respect of a calendar year in which such executive allows his employment agreement to expire. If we allow either Mr. Langer’s or Mr. Gallagher’s employment agreement to expire, all unvested shares of restricted stock granted to the executive in respect of the foregoing annual bonuses will continue to vest as if the executive had been employed through the last date such shares would have otherwise vested.

Incentive Compensation:

Upon the execution date of his employment agreement, each executive received the following shares of restricted stock, in each case subject to the performance criteria described below:

•     Mr. Olson. 582,412 shares of restricted stock

•     Mr. Caputo. 373,333 shares of restricted stock

•     Mr. Langer. 266,667 shares of restricted stock

•     Mr. Gallagher. 160,000 shares of restricted stock

All of the shares of restricted stock will vest on December 31, 2014 if both (a) such executive is then employed by us under his employment agreement and (b) the annual internal rate of return, on a compounded basis, of an investment in our common stock for the period commencing on February 1, 2011 (January 1, 2011 in the case of Mr. Olson) and ending December 31, 2014 (i) exceeds the annual internal rate of return, on a compounded basis, of an investment in a group of peer companies by at least 300 basis points and (ii) equals or exceeds 9% (which we collectively refer to as the “primary benchmark”). If the primary benchmark has not been achieved, one-half of the shares of restricted stock will vest on December 31, 2014 if both (a) such executive is then employed by us under his employment agreement and (b) the annual internal rate of return, on a compounded basis, of an investment in our common stock for the period commencing on February 1, 2011 (January 1, 2011 in the case of Mr. Olson) and ending December 31, 2014 (i) exceeds the annual internal rate of return, on a compounded basis, of an investment in a group of peer companies by at least 150 basis points and (ii) equals or exceeds 6% (which we collectively refer to as the “secondary benchmark”). The peer companies consist of DDR Corp., Federal Realty Investment Trust, Kimco Realty Corporation, Regency Centers Corporation and Weingarten Realty Investors.

Also, upon the execution date of his employment agreement, Messrs. Olson and Caputo received the following shares of restricted stock:

•       Mr. Olson. 116,482 shares, of which (i) 10,121 shares vested on January 1, 2011; (ii) 53,181 shares vested on December 31, 2012; and (iii) 53,180 shares will vest on December 31, 2014, in each case if either Mr. Olson is then employed by us under his employment agreement or such shares otherwise vest pursuant to the terms thereof

•       Mr. Caputo. 69,333 shares, of which (i) 34,667 shares vested on December 31, 2012 and (ii) 34,666 shares will vest on December 31, 2014, in each case if either Mr. Caputo is then employed by us under his employment agreement or such shares otherwise vest pursuant to the terms thereof.

Termination and Benefits:

If an executive’s employment is terminated as a result of death or “disability” (as defined in the employment agreement), then we owe the executive a lump sum payment equal to (a) base salary and accrued vacation pay through the date of termination and (b) after the 60th day following the date of termination, base salary paid retroactively from the date of termination through the earlier to occur of the 120th day following the date of termination or the end of the term of the agreement.

If an executive’s employment is terminated (a) by us “without cause” (as defined in the employment agreement) or (b) by the executive for “good reason” (as defined in the employment agreement), the executive will receive, in addition to accrued base salary and vacation pay, a lump-sum payment after the 60th day following the date of termination equal to the lesser of:

•       (i) his then-current base salary for the balance of the term of the agreement; or

•       (ii) an amount equal to his average annual bonus, if any, for the three most recently completed calendar years plus two times his then current base salary;

•       provided, however, that, if a “change in control” (as defined in the employment agreement) shall have occurred within 12 months prior to the date of termination, the amount provided for in clause (ii) will be increased to an amount equal to such executive’s average annual bonus, if any, for the three most recently completed calendar years plus two and nine-tenths times such executive’s then-current base salary.

If an executive’s employment is terminated (a) by us for “cause” (as defined in the employment agreement) or (b) by the executive other than for “good reason” (as defined in the employment agreement), the executive will receive his unpaid base salary and, to the extent required by law or our vacation policy, his accrued vacation pay through the date of termination.

For Mr. Olson, in the event of termination upon death or disability, (a) all unvested stock options granted prior to the effective date of his current employment agreement, (b) all unvested stock options granted on or after the effective date of his current employment agreement that would have vested during the 90-day period following the date of termination and in any event on or prior to December 31, 2014 and (c) certain portions of his incentive compensation grants of restricted stock will fully vest on the 60th day following the date of termination, in each case subject to the execution and delivery by Mr. Olson of a customary release agreement. In addition, subject to certain conditions, medical, dental and life insurance benefits for such terminated executive (in the case of termination for disability), his spouse and dependents must be continued by us for the 90-day period following the date of termination, or, if earlier, the end of the term of the employment agreement. For Messrs. Caputo, Langer or Gallagher, in the event of termination upon death or disability, (a) all stock options and shares of restricted stock received by the executive prior to the effective date of his current employment agreement, (b) all unvested stock options granted to the executive on or after the effective date of his current employment agreement and prior to the date of termination that would have vested during the 90-day period following the date of termination and in any event on or prior to the end of the term of the employment agreement, (c) a certain portion of the unvested incentive compensation grants of restricted stock (if either of the benchmarks is achieved through the date of termination), (d) with respect to Mr. Caputo, a certain portion of his unvested non-benchmarked grants of restricted stock and (e) with respect to Mr. Gallagher and Mr. Langer, all unvested shares of restricted stock granted to such executive as part of his annual bonus prior to the date of termination that would have vested during the 90-day period following the date of termination and in any event on or prior to the end of the term of the employment agreement, will fully vest on the 60th day following the date of termination, subject to the execution and delivery by the executive of a customary release agreement.

In addition, in the event of termination of the executive without cause or for good reason, (a) all unvested stock options granted to the executive that would have vested on or prior to the end of the term of the employment agreement, (b) all shares of restricted stock received by the executive (in the case of Messrs. Caputo, Langer or Gallagher) under his prior employment agreement, (c) a certain portion of the unvested incentive compensation grants of restricted stock (if either of the benchmarks is achieved through the date of termination), (d) with respect to Messrs. Olson and Caputo, all unvested non-benchmarked grants of restricted stock, and (e) with respect to Mr. Gallagher and Mr. Langer, all unvested shares of restricted stock granted to such executive as part of his annual bonus, will fully vest on the 60th day following the date of termination, subject to the execution and delivery by the executive of a customary release agreement. In addition, subject to certain conditions, medical, dental and life insurance benefits for the executive, his spouse and dependents must be continued by us for a period of up to 18 months following the date of termination.

As a condition to the receipt of the above benefits, each of the executives has agreed to refrain from certain activities for one year following specified termination events under his employment agreement, including direct competition with us and the solicitation of our employees. Each of the employment agreements also provides for customary protections of our confidential information and intellectual property. We have also agreed to indemnify each executive for liabilities resulting from his employment by us under his employment agreement and have entered into a standard form of indemnification agreement with each executive.

Other Perquisites and Benefits

During the term of Mr. Olson’s employment agreement, we agreed to provide him, at our cost, with an automobile for his business use. We also agreed to allow him (and anyone authorized by him) to use the automobile for his personal use at no cost to him, except as required by the rules of the Internal Revenue Service. We agreed to pay for automobile transportation service for Mr. Caputo to and from work. Subject to certain annual limits, we have also agreed to reimburse each of the executives for premiums paid by the executives for life, disability and other similar insurance policies.

Compensation Clawback:

Each employment agreement provides that the bonuses and other incentive-based or equity-based compensation received by the executive from us, and any profits realized by the executive from the sale of securities of the company, are subject to the forfeiture and clawback requirements in the Sarbanes-Oxley Act and other applicable laws, rules and regulations, and that any such repayment or forfeiture must be made within 30 days after notice thereof from us.

Estimated Additional Compensation Triggered by Termination of Employment as if Terminated on the Last Business Day of 2012

Employee:	Payment ($)	Continued Medical Benefits ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock ($)(3)	Total Payments ($)(4)

Jeffrey S. Olson
Death or Disability	$320,548	$5,768	$95,850	$3,618,157	$4,040,323
Without Cause or with Good Reason	$1,950,000	$34,608	$95,850	$7,235,550	$9,316,008
Change of Control	$1,950,000	$34,608	$95,850	$7,235,550	$9,316,008
Thomas A. Caputo
Death or Disability	$213,699	$4,339	$518,520	$364,416	$1,100,974
Without Cause or with Good Reason	$1,300,000	$26,034	$470,020	$728,333	$2,524,387
Change of Control	$1,300,000	$26,034	$470,020	$728,333	$2,524,387
Mark Langer
Death or Disability	$151,890	$5,768	$587,060	$553,382	$1,298,100
Without Cause or with Good Reason	$924,000	$34,608	$538,560	$609,647	$2,106,815
Change of Control	$924,000	$34,608	$538,560	$609,647	$2,106,815
Arthur L. Gallagher
Death or Disability	$119,014	$5,725	$86,976	$248,212	$459,927
Without Cause or with Good Reason	$724,000	$34,350	$86,976	$429,486	$1,274,812
Change of Control	$724,000	$34,350	$86,976	$429,486	$1,274,812

(1)	Following a death or disability of the executive or termination of the executive’s employment by us without cause or by the executive with good reason, we have agreed to provide him, his spouse and his dependents medical, dental and life insurance benefits for 90 days in the case of death or disability or 18 months in the other cases, with a maximum annual amount of $30,000 (pro rated for periods of less than a year). The amounts in this column represent the estimated COBRA payments for the respective periods.

(2)	Represents the value of the unvested options owned by the executive as of December 31, 2012 that would vest in the circumstances set forth in this schedule, calculated by multiplying the number of shares underlying such options by the difference between the closing price of our common stock on December 31, 2012 and the exercise price of the options.

(3)	Represents the value of the unvested shares owned by the executive as of December 31, 2012 that would vest in the circumstances set forth in this schedule, calculated by multiplying the number of such shares by the closing price of our common stock on December 31, 2012. Included in these amounts for Mr. Olson under the headings Death or Disability, Without Cause or with Good Reason and Change of Control are $3,059,119, $6,118,238 and $6,118,238, respectively, on account of the long term incentive plan award authorized under his employment agreement for which the secondary benchmark had been achieved as of December 31, 2012. Neither the primary nor secondary benchmarks had been achieved as of December 31, 2012 with respect to the long term incentive plan awards authorized under the employment agreements for Messrs. Caputo, Langer and Gallagher.

(4)	Does not include the acceleration of equity incentives or other performance based compensation payable to the executive following the termination of employment which are out of the money as of December 31, 2012.

PROPOSAL 3 – ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast a non-binding, advisory vote “FOR” or “AGAINST” the compensation paid to named executive officers in 2012 as disclosed and described in the section of this proxy statement entitled “Compensation Discussion and Analysis”, including the compensation tables and the narrative disclosures that accompany the compensation tables.

As described in detail in our Compensation Discussion and Analysis, the compensation tables and related narrative discussion, the compensation of executive officers is designed to have strong links to performance achievements, both in terms of operational and financial results as well as in optimizing stockholder value. We evaluate the relationship between compensation cost, stockholder value and company performance on a regular basis. At-risk elements such as annual cash bonus incentives and long-term cash and equity incentives comprise a significant portion of our overall executive remuneration. For incentive plans, we establish performance goals so that the level of compensation received appropriately corresponds to the level of performance achieved. In addition, the vesting of stock-based compensation is designed to encourage ownership that results in business decisions that build long-term stockholder value and thus stock price appreciation, and retention of our named executive officers. We believe that the compensation paid to our named executive officers for 2012 appropriately reflects key achievements during the year as a result of the continued leadership of these named executive officers.

Stockholders are urged to read the section of this proxy statement entitled “Compensation Discussion and Analysis”, which discusses our executive compensation programs in detail, as well as the section entitled “Management’s Discussion and Analysis of  Financial Condition and Results of Operations” appearing in our 2012 annual report that accompanies this proxy statement.

Accordingly, the company requests your vote for the following resolution:

RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of  the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2013 Annual Meeting of  Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure shall include the Compensation Discussion and Analysis, Summary Compensation Table and the other related tables and  disclosure.

The vote to approve named executive officer compensation requires a majority of the votes cast at the meeting. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

RECOMMENDATION:

The board of directors recommends that the stockholders vote FOR the resolution to approve the compensation paid to Equity One’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission and described in the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

Although the vote is non-binding and advisory, the board of directors and the compensation committee will review the voting results in connection with their ongoing evaluation of our compensation program.

SECURITY OWNERSHIP

The table below sets forth, as of March 5, 2013, the number of shares of our common stock which were owned beneficially by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each director and nominee for director;

•	each named executive officer; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following table is based on 118,124,662 shares of common stock outstanding as of March 5, 2013, which number excludes 800,000 shares of unvested restricted stock held by three of our named executive officers, which shares are not entitled to vote. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of March 5, 2013 or which are scheduled to be issued within 60 days of March 5, 2013 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person. As of March 5, 2013, no shares of our class A common stock were outstanding. Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Equity One, Inc., 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares Owned

Chaim Katzman (1)	53,830,643	45.7%
Dori Segal (2)	53,219,414	45.1%
Erica Ottosson (3)	53,194,564	45.0%
Gazit-Globe, Ltd. (4)	53,187,514	45.0%
M.G.N. (USA), Inc. (5)	38,907,444	32.9%
MGN America, LLC (6)	18,891,998	16.0%
Gazit America, Inc. (7)	14,280,070	12.1%
Gazit First Generation LLC (8)	10,812,312	9.2%
Silver Maple (2001), Inc. (9)	8,893,213	7.5%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	7,328,217	6.2%
Ficus, Inc. (10)	5,386,857	4.6%
Jeffrey S. Olson (11)	2,469,570	2.1%
Thomas A. Caputo (12)	609,915	*
Nathan Hetz (13)	481,541	*
Mark Langer (14)	366,628	*
Arthur L. Gallagher (15)	304,309	*
Michael Berfield (16)	45,340	*
Peter Linneman (17)	35,065	*
Neil Flanzraich (18)	30,145	*
James S. Cassel (19)	21,952	*
Cynthia R. Cohen (17)	21,865	*
David Fischel (19) (20)	9,900	*
Galia Maor (19)	6,600	*
All current executive officers and directors of Equity One as a group (19 persons) (21)	58,403,129	49.4%

*	Represents ownership of less than 1.0%

(1)	Includes (i) 53,187,514 shares of common stock beneficially owned by Gazit-Globe, Ltd., which Mr. Katzman may be deemed to control, (ii) 437,317 shares of common stock issuable to Mr. Katzman upon the exercise of options which are currently exercisable, (iii) 174,132 shares of unvested restricted stock owned by Mr. Katzman which he presently has the power to vote and (iv) 137,336 shares of common stock owned by Mr. Katzman’s daughters or entities controlled by Mr. Katzman’s daughters. Of the shares included as beneficially owned by Mr. Katzman, (i) 175,927 shares are pledged to secure indebtedness owed directly by Mr. Katzman and (ii) 48,535,643 shares are pledged by Gazit-Globe, Ltd. and its subsidiaries to secure corporate indebtedness owed by them (see footnotes (4) through (10)).

(2)	Includes (i) 53,187,514 shares of common stock beneficially owned by Gazit-Globe, Ltd., which Mr. Segal may be deemed to control along with Mr. Katzman and Mr. Segal’s spouse, Erica Ottosson, as the result of a shareholders agreement entered into among Mr. Katzman, Mr. Segal and Ms. Ottosson regarding their holdings in Norstar Holdings Inc., the parent of Gazit-Globe, Ltd., (ii) 7,050 shares of common stock held jointly with Ms. Ottosson and (iii) 4,950 shares of unvested restricted stock which Mr. Segal presently has the power to vote. Of the shares included as beneficially owned by Mr. Segal, 48,535,643 shares are pledged by Gazit-Globe, Ltd. and its subsidiaries to secure corporate indebtedness owed by them (see footnotes (4) through (10)).

(3)	Includes (i) 53,187,514 shares of common stock beneficially owned by Gazit-Globe, Ltd., which Ms. Ottosson may be deemed to control along with Mr. Katzman and Mr. Segal as the result of a shareholders agreement entered into among Mr. Katzman, Mr. Segal and Ms. Ottosson regarding their holdings in Norstar Holdings Inc., the parent of Gazit-Globe, Ltd. and (ii) 7,050 shares of common stock held jointly with Mr. Segal. Of the shares included as beneficially owned by Ms. Ottosson, 48,535,643 shares are pledged by Gazit-Globe, Ltd. and its subsidiaries to secure corporate indebtedness owed by them (see footnotes (4) through (10)).

(4)	Includes (i) 38,907,443 shares of common stock beneficially owned by M.G.N. (USA), Inc. and (ii) 14,280,070 shares of common stock beneficially owned by Gazit America, Inc., both of which are wholly-owned subsidiaries of Gazit-Globe, Ltd. Of the shares included as beneficially owned by Gazit-Globe, Ltd., 48,535,643 shares are pledged to secure corporate indebtedness owed by it and its subsidiaries.

(5)	Includes (i) 18,891,997 shares of common stock owned by MGN America, LLC and (ii) 10,812,312 shares of common stock owned by Gazit First Generation LLC, both of which are wholly-owned subsidiaries of M.G.N. (USA), Inc. Of the shares included as beneficially owned by M.G.N. (USA), Inc., 34,455,578 shares are pledged to secure corporate indebtedness owed by it.

(6)	17,190,460 of the shares beneficially owned by MGN America, LLC are pledged to secure indebtedness owed by it.

(7)	Includes (i) 8,893,213 shares of common stock owned by Silver Maple (2001), Inc. and (ii) 5,386,857 shares of common stock owned by Ficus, Inc., both of which are wholly-owned subsidiaries of Gazit America, Inc. Of the shares included as beneficially owned by Gazit America, Inc., 14,080,065 shares are pledged to secure corporate indebtedness owed by it or its affiliates.

(8)	All of the shares beneficially owned by Gazit First Generation LLC are pledged to secure corporate indebtedness owed by it.

(9)	8,693,208 of the shares beneficially owned by Silver Maple (2001), Inc. are pledged to secure corporate indebtedness owed by it.

(10)	All of the shares beneficially owned by Ficus, Inc. are pledged to secure corporate indebtedness owed by it.

(11)	Includes (i) 1,709,660 shares of common stock issuable to Mr. Olson upon the exercise of options which are currently exercisable and (ii) 58,240 shares of unvested restricted stock which Mr. Olson presently has the power to vote.

(12)	Includes (i) 484,000 shares of common stock issuable to Mr. Caputo upon the exercise of options which are currently exercisable; and (ii) 34,666 shares of unvested restricted stock and 91,249 shares of common stock, in each case owned by the Thomas A. Caputo Family Trust II over which Mr. Caputo presently has the power to vote. Does not include 373,333 shares of unvested restricted stock which Mr. Caputo presently does not have the power to vote.

(13)	Includes (i) 449,441 shares of common stock beneficially owned by Alony Hetz Properties & Investments, Ltd., which Mr. Hetz may be deemed to control, and (ii) 4,950 shares of unvested restricted stock which Mr. Hetz presently has the power to vote.

(14)	Includes (i) 297,000 shares of common stock issuable to Mr. Langer upon the exercise of options which are currently exercisable and (ii) 28,823 shares of unvested restricted stock which Mr. Langer presently has the power to vote. Does not include 266,667 shares of unvested restricted stock which Mr. Langer presently does not have the power to vote.

(15)	Includes (i) 238,802 shares of common stock issuable to Mr. Gallagher upon the exercise of options which are currently exercisable and (ii) 21,621 shares of unvested restricted stock which Mr. Gallagher presently has the power to vote. Does not include 160,000 shares of unvested restricted stock which Mr. Gallagher presently does not have the power to vote.

(16)	Includes (i) 30,000 shares of common stock issuable to Mr. Berfield upon the exercise of options which are currently exercisable and (ii) 13,214 shares of unvested restricted stock which Mr. Berfield presently has the power to vote

(17)	Includes 5,429 shares of unvested restricted stock which the director presently has the power to vote.

(18)	Includes 5,189 shares of unvested restricted stock which Mr. Flanzraich presently has the power to vote

(19)	Includes 4,950 shares of unvested restricted stock which the director presently has the power to vote.

(20)	Does not include joint venture interests held by LIH in EQY-CSC LLC, a Delaware limited liability company, which interests are redeemable for cash or, at the company’s option, 11,357,837 shares of the company’s common stock, of which Mr. Fischel disclaims beneficial ownership. Mr. Fischel is a director of LIH.

(21)	See footnotes (1) through (20). Also includes 93,750 shares of common stock issuable to unlisted executive officers upon the exercise of options which are currently exercisable, and (ii) 44,006 shares of common stock held by those executive officers (including shares of unvested restricted stock where the applicable executive officer has the right to vote).

As shown above, several of our affiliated stockholders that beneficially own a significant interest in our company, namely Gazit-Globe, Ltd. and related entities under its control, have pledged a substantial portion of our stock that they own to secure loans made to them by commercial banks.

If a stockholder defaults on any of its obligations under these pledge agreements or the related loan documents, these banks may have the right to sell the pledged shares in one or more public or private sales that could cause our stock price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations. Some of the occurrences that may constitute such an event of default include:

•	the stockholder’s failure to make a payment of principal or interest when due;

•	the occurrence of another default that would entitle any of the stockholder’s other creditors to accelerate payment of any debts and obligations owed to them by the stockholder;

•	if the bank, in its absolute discretion, deems that a change has occurred in the condition of the stockholder to which the bank has not given its prior written consent;

•	if the stockholder ceases to pay its debts or manage its affairs or reaches a compromise or arrangement with its creditors; and

•	if, in the opinion of the bank, the value of the pledged shares shall be reduced or is likely to be reduced (for example, the price of our common stock declines).

In addition, because so many shares are pledged to secure loans, the occurrence of an event of default could result in a sale of pledged shares that could cause a change of control of our company, even when such a change may not be in the best interests of our stockholders.

SHARE OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulations to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports are required, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners have been complied with during the fiscal year ended December 31, 2012 with the exception that: on January 3, 2013, Mr. Olson filed a Form 4 with respect to the purchase of an aggregate of 3,285 shares on December 31, 2011, March 30, 2012, June 29, 2012 and September 28, 2012, through the reinvestment of a portion of the dividends received by Mr. Olson on those dates on shares of our common stock owned by him; and on June 14, 2012, Mr. Berfield filed a Form 4 with respect to the disposition of 1,017 shares of our common stock on June 11, 2012.

CERTAIN TRANSACTIONS

While not a formal written policy, in the past, either our full board or one of its committees has reviewed and approved or ratified any related party transactions. These transactions include:

•	transactions that must be disclosed in proxy statements under SEC rules; and

•

transactions that potentially could cause a non-employee director to cease to qualify as an independent director under NYSE listing requirements or the ratings criteria of various stockholder or other institutional organizations.

Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved.

Criteria for board or committee approval or ratification of a related party transaction include, in addition to factors that the board or committee, as applicable, otherwise deems appropriate under the circumstances:

•	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and

•

in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under NYSE listing requirements or (2) from serving on the audit committee, compensation committee or nominating and corporate governance committee under NYSE and other regulatory requirements.

The foregoing policies and procedures have been followed in connection with the review and approval or ratification of all of the transactions noted below.

Investment Contract and Use Agreement

We are party to a use agreement dated January 1, 1996 with an affiliate of Gazit-Globe. Pursuant to this agreement, we agreed to permit Chaim Katzman, our chairman of the board, or any of Gazit-Globe’s other employees to use our facilities, equipment, supplies and personnel necessary to conduct its business and affairs. In consideration for the use of these facilities, Gazit-Globe agreed to pay us an annual sum of $10,000.

In addition, we have previously entered into an investment contract, dated May 21, 1996, with several of our principal stockholders, including the predecessor to Gazit-Globe. This agreement provides, in addition to other agreements, covenants and obligations that have been satisfied, that we separately prepare our financial statements in accordance with International Financial Reporting Standards and furnish such financial statements to Gazit-Globe and its affiliates for purposes of allowing it to consolidate our financial results with those of Gazit-Globe as required by Israeli generally accepted accounting principles and the Tel-Aviv Stock Exchange, on which the shares of capital stock of Gazit-Globe are currently traded.

Effective January 1, 2004, we entered into a clarification agreement and protocol with Gazit-Globe. The clarification agreement clarifies certain provisions of the use agreement and the investment contract, including that Gazit-Globe agrees to reimburse us for internal and third-party expenses incurred by us in the use of our office facilities and in connection with the reconciliation of our financial statements to IFRS. During 2012, we incurred approximately $758,000 of expenses that were reimbursable by Gazit-Globe. The balance due from Gazit-Globe at December 31, 2012 was approximately $476,000, which amount was paid in full in February 2013.

Lease Agreement

We entered into a lease agreement dated August 28, 2007 with an affiliate of Gazit-Globe with respect to 8,540 square feet of office space at one of our shopping centers located in North Miami Beach, Florida. On September 25, 2012, we negotiated a three-year extension of this lease covering the period from November 1, 2012 through October 31, 2015. In addition to reimbursement of allocable real estate taxes, insurance and common area maintenance costs, the lease provides for aggregate base rent of $156,709 from November 1, 2011 through October 31, 2012, $161,406 from November 1, 2012 through October 31, 2013, $166,273 from November 1, 2013 through October 31, 2014 and $171,227 from November 1, 2014 through October 31, 2015. During 2012, income from Gazit-Globe with respect to this lease totaled $233,781, which amount includes reimbursement of allocable real estate taxes, insurance and common area maintenance costs.

We have also entered into an amended lease agreement dated February 17, 2009 with Royal Senior Care Management, LLC for 3,775 square feet of office space at one of our shopping centers located in North Miami Beach, Florida. An affiliate of Gazit-Globe owns a controlling interest in Royal Senior Care Management LLC. The lease terminates on February 28, 2014 and does not include an extension option. The lease provides for base rent of $66,516 for the period from March 1, 2012 to February 28, 2013 and base rent of $69,158 for the period of March 1, 2013 to February 28, 2014. During 2012, income from Gazit-Globe with respect to this lease totaled $104,727, which amount includes reimbursement of allocable real estate taxes, insurance and common area maintenance costs.

Corporate Use of Personal Aircraft

Our board has adopted a written policy pursuant to which our chairman, directors and executive officers are entitled to reimbursement of expenses incurred in connection with travel for company business on chartered aircraft and privately owned or leased aircraft. Pursuant to this policy, in 2012 we paid an affiliate of Gazit-Globe $243,000 on account of flights taken by Mr. Katzman, the chairman of our board, on a plane leased by the Gazit-Globe affiliate. Reimbursement is made at the full cost associated with such travel, including a proportionate amount of any fixed costs, as determined by the Gazit-Globe affiliate.

Private Placements

In August 2012, we completed an underwritten public offering of approximately 3.6 million shares of our common stock at a price to the public of $21.20 per share. In a concurrent private placement, an aggregate of 500,000 shares of our common stock were purchased for $10,600,000 by MGN (USA), Inc., an affiliate of Gazit-Globe, at a price of $21.20 per share. In connection with the purchase agreement, we also executed a registration rights agreement granting the buyer customary demand and “piggy-back” registration rights.

STOCKHOLDER PROPOSALS

Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice generally must be delivered to our corporate secretary not later than the close of business on the 120th day, and not earlier than the close of business on the 150th day, prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2014 annual meeting, but not included in our proxy statement, generally must be received by our corporate secretary after the close of business on October 30, 2013, and prior to the close of business on November 29, 2013 and must contain all other information required by our bylaws.

The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2014 annual meeting of stockholders is November 29, 2013. In the event that the 2014 annual meeting of stockholders is called for a date that is not within 30 days before or after May 9, 2014, in order to be timely, we must receive notice by the stockholder of business proposals intended to be included in the proxy materials relating to the 2014 annual meeting not later than the close of business on the later of 120 calendar days in advance of the 2014 annual meeting of stockholders or ten calendar days following the date on which public announcement of the date of the meeting is first made. Such stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the SEC, including Rule 14a-8.

Stockholder proposals should be mailed to the attention of, and copies of the advance notification requirements may be obtained from, our corporate secretary at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

2012 ANNUAL REPORT

Copies of our 2012 Annual Report, financial statements and Form 10-K for the year ended December 31, 2012, as filed with the SEC, may be obtained without charge by contacting Equity One, Inc. — Investor Relations, at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.

OTHER MATTERS

Our board of directors knows of no other matters to be presented for stockholder action at the 2013 annual meeting of stockholders. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 8, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

EQUITY ONE, INC.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

1600 N.E. MIAMI GARDENS DRIVE

NORTH MIAMI BEACH, FL 33179

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day on May 8, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M52381-P33428

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

EQUITY ONE, INC.

To withhold authority to vote for any individual

For

All

Withhold

All

For

All

Except

nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

Vote on Directors

1. Election of Directors

Nominees:

01) James S. Cassel

02) Cynthia R. Cohen

03) Neil Flanzraich

04) Chaim Katzman

05) Peter Linneman

06) Galia Maor

07) Jeffrey S. Olson

08) Dori Segal

09) David Fischel

Vote on Proposals

For Against Abstain

The Board of Directors recommends you vote FOR each of the following proposals:

2. Ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2013 fiscal year.

3. Proposal to approve, by non-binding vote, the compensation of our named executive officers.

4. To vote and otherwise represent the undersigned on any other business as may properly come before the meeting or any postponement or adjournment thereof in the discretion of the proxy holder.

For address changes and/or comments, please check this box and write them !on the back where indicated.

Please indicate if you plan to attend this meeting. Yes No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M52382-P33428

EQUITY ONE, INC.

This proxy is solicited by the Board of Directors Annual Meeting of Stockholders

May 9, 2013 11:30 AM EDT

The stockholder(s) hereby appoint(s) Jeffrey S. Olson and Aaron Kitlowski, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Equity One, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 a.m., Eastern Time, on Thursday, May 9, 2013, at the offices of Reed Smith LLP located at 599 Lexington Avenue, 22nd Floor, New York, NY 10022 and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL IN ITEM 2 AND FOR THE PROPOSAL IN ITEM 3. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 9, 2013.

EQUITY ONE, INC.

Meeting Information

Meeting Type: Annual Meeting

For holders as of: March 5, 2013

Date: May 9, 2013 Time: 11:30 AM EDT

Location: Reed Smith LLP

599 Lexington Avenue, 22nd Floor

New York, NY 10022

EQUITY ONE, INC.

EQUITY ONE, INC.

1600 N.E. MIAMI GARDENS DRIVE

NORTH MIAMI BEACH, FL 33179

M52383-P33428

You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT ANNUAL REPORT

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Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 25, 2013 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

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Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX (located on the following page) available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR

each of the following:

1. Election of Directors

Nominees:

01) James S. Cassel

02) Cynthia R. Cohen

03) Neil Flanzraich

04) Chaim Katzman

05) Peter Linneman

06) Galia Maor

07) Jeffrey S. Olson

08) Dori Segal

09) David Fischel

The Board of Directors recommends you vote FOR each of the following proposals:

2. Ratification of the appointment of Ernst & Young LLP as our independent registered certified public accounting firm for the 2013 fiscal year.

3. Proposal to approve, by non-binding vote, the compensation of our named executive officers.

4. To vote and otherwise represent the undersigned on any other business as may properly come before the meeting or any postponement or adjournment thereof in the discretion of the proxy holder.

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